Exhibit 10.1
Net Lease
by and between
CFRI/ CQ Norwood Upland, L.L.C.
and
Aspect Medical Systems, Inc.
dated February 3, 2006

TABLE OF CONTENTS
PAGE
[TABLE OF CONTENTS BEING UPDATED]

EXHIBIT A	—	Legal Description of Lot
EXHIBIT A-1	—	Plan of Phase I Premises
EXHIBIT A-2	—	Plan of Phase II Premises
EXHIBIT A-3	—	Plan of Phase III Premises
EXHIBIT B	—	Plan of Mezzanine Space
EXHIBIT C	—	BOMA Standards
EXHIBIT D	—	Construction Timeline
EXHIBIT E	—	Preliminary Site Plan
EXHIBIT F	—	Floor Plan
EXHIBIT G	—	Outline Specifications
EXHIBIT H	—	Form of Letter of Credit
EXHIBIT I	—	Operating Expense Exclusions
EXHIBIT J	—	Form of Guaranty
SCHEDULE I	—	Schedule of Annual Fixed Rent

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ARTICLE I
Reference Data
     1.1 Subjects Referred To. Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1.

Date of this Lease:	February ___, 2006

Premises:	Approximately 136,503 rentable square feet of space on the first and second floors of the building (the “Building”) located on the lot known as 100 Upland Drive, Norwood, Massachusetts (the “Lot”). The Lot is more particularly described in Exhibit A. The Premises consists of (i) 40,000 rentable square feet of space as more particularly shown on Exhibit A-1 attached hereto (the “Phase I Premises”), (ii) 75,383 rentable square feet of space as more particularly shown on Exhibit A-2 attached hereto (the “Phase II Premises”) and (iii) 21,120 rentable square feet of space as more particularly shown on Exhibit A-3 attached hereto (the “Phase III Premises”). The term “Premises” shall mean, (i) from and after the Phase I Commencement Date, the Phase I Premises, (ii) from and after the Phase II Commencement Date, the Phase I Premises and the Phase II Premises and (iii) from and after the Phase III Commencement Date, the Phase I Premises, the Phase II Premises and the Phase III Premises.

Landlord:	CFRI/CQ Norwood Upland, L.L.C.

Address of Landlord:	CFRI/CQ Norwood Upland, L.L.C.
c/o The Campanelli Companies
One Campanelli Drive
Braintree, MA 02185
Attention: Mr. Daniel R. DeMarco

Tenant:	Aspect Medical Systems, Inc., a Delaware corporation

Address of Tenant:	Prior to the Phase I Commencement Date:

141 Needham Street
Newton, MA 02464

After the Phase I Commencement Date:

One Upland Road
Building 100
Norwood, MA 02062

Term:	Commencing on the Phase I Commencement Date and, unless sooner terminated pursuant to the provisions hereof, ending at 11:59 p.m. on the date which is the last day of the month which is the later of (a) ten (10) years and six (6) months from the Phase I Commencement Date, and (b) ten (10) years from the Phase II Commencement Date.

Phase I Commencement Date:	The earlier of (a) the later to occur of Substantial Completion of the Phase I Premises (as defined in Section 3.2 below) or July 1, 2006, and (b) the date Tenant occupies any portion of the Phase I Premises for the conduct of business.

Phase II Commencement Date:	The earlier of (a) the later to occur of Substantial Completion of the Phase II Premises (as defined in Section 3.2 below) or December 1, 2006, and (b) the date Tenant occupies any portion of the Phase II Premises for the conduct of business.

Phase III Commencement Date:	The earlier of (a) the later to occur of Substantial Completion of the Phase III Premises or December 1, 2008 (subject to the provisions of Section 3.1(d) below), and (b) the date Tenant occupies any portion of the Phase III Premises for the conduct of business.

Annual Fixed Rent:	As more particularly set forth on Schedule I attached hereto, from the Phase I Commencement Date through November 30, 2011, Annual Fixed Rent shall be $13.30 per rentable square foot in the Premises.

As more particularly set forth on Schedule I attached hereto, from December 1, 2011 through the end of the initial Term, Annual Fixed Rent shall be $15.30 per rentable square foot in the Premises.

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Permitted Uses:	Light manufacturing (as defined by the Norwood Zoning Bylaws) and ancillary office use, in compliance with applicable laws, rules and regulations, and the Park Covenants.

Park Covenants:	That certain Declaration of Covenants, Easements and Restrictions recorded in the Norfolk Registry of Deeds on February 10, 2005, in Book 22094, Page 439, to which this Lease shall be subject, as more particularly described in Article VIII hereof. For purposes hereof, “Park” shall mean the Upland Woods Business Park, as more particularly described in the Park Covenants.

Public Liability Insurance Limits:	$5,000,000 combined single limit per occurrence; $5,000,000 annual aggregate.

Tenant’s Share:	Prior to the Phase II Commencement Date:

16.98%, based upon a total rentable square foot area of the Building of 235,625 rentable square feet (which the parties agree shall be conclusive for all purposes hereunder).

From and after the Phase II Commencement Date but prior to the Phase III Commencement Date:

48.97%

From and after the Phase III Commencement Date:

57.93%

Security Deposit Amount	$911,157.53, subject to reduction in accordance with the terms hereof.
ARTICLE II
Premises and Term
     2.1 Premises. Landlord hereby leases and demises to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises. Tenant shall have, as appurtenant to the Premises, the right to use in common with others entitled thereto the exterior common walkways and driveways on the Lot, and the right of its employees, invitees and visitors to continuously use

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four (4) parking spaces for each 1,000 rentable square feet within the Premises, being (i) one hundred sixty (160) parking spaces in the Building’s common parking areas from and after the Phase I Commencement Date, (ii) a total of four hundred sixty two (462) parking spaces in the Building’s common parking areas from and after the Phase II Commencement Date, and (iii) a total of five hundred forty-six (546) parking spaces in the Building’s common parking areas from and after the Phase III Commencement Date, in each case on a non-exclusive and non-dedicated basis; provided that if Landlord at any time provides another tenant in the Building with parking rights more favorable than those provided to Tenant hereunder, Tenant’s parking rights shall be adjusted such that Tenant has parking rights comparable to such other tenant. Landlord reserves the right from time to time to implement reasonable measures, such as the use of parking stickers, applicable on a uniform basis to all tenants in the Building, in order to monitor the use of the Building’s parking spaces by Tenant and other tenants in the Building, and Tenant shall reasonably cooperate therewith.
     In addition, Tenant shall have the exclusive right to use, at no additional charge, approximately 3,000 square feet of mezzanine space within the Building, as more particularly shown on Exhibit B attached hereto (the “Mezzanine Space”). Said Mezzanine Space is delivered to Tenant in “As Is,” “Where Is” condition, with all faults and without representation, warranty or guaranty of any kind by Landlord to Tenant, except for the performance of that portion of Landlord’s Work to be performed therein. Any costs associated with alterations or improvements to the Mezzanine Space shall be Tenant’s responsibility. Landlord shall have no obligations with respect to the maintenance or repair of the Mezzanine Space, except for the maintenance and repair of its structure. Tenant’s use of the Mezzanine Space shall remain subject to the remaining provisions of this Lease, including those relating to maintenance and repair and payment of utilities.
     Within thirty (30) days after delivery of the any portion of the Premises to Tenant, Tenant may request that Landlord’s architect remeasure the space. If such measurement reveals that the rentable floor area of a portion of the Premises is less than that specified in this Lease, then, effective as of the applicable Commencement Date, the amounts set forth in this Lease for Annual Fixed Rent and any other charges based upon the size of the Premises shall be revised based upon such measurement and the parties hereto shall promptly execute a supplemental instrument evidencing the revised amounts. If Tenant shall have made any payments to Landlord prior to the measurement, then a prompt adjustment shall be made in said payments to reflect the revised amounts. The determination of the measurement shall be computed in accordance with the BOMA standards attached as Exhibit C hereto.
     2.2 Term. TO HAVE AND TO HOLD for a term beginning, in the case of the Phase I Premises on the Phase I Commencement Date, in the case of the Phase II Premises on the Phase II Commencement Date and in the case of the Phase III Premises on the Phase III Commencement Date, and in each case continuing for the Term.
     2.3 Extension Options.
          2.3.1 Tenant shall have the option to extend the Term for three (3) additional periods of five (5) years each (each, an “Extension Term”) commencing upon the expiration of

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the then current Term, provided that Tenant shall give Landlord written notice of Tenant’s irrevocable exercise of such option at least one (1) year prior to the then current expiration of the Term, and provided further that at both the time of the giving such notice and at the time of the commencement of the applicable Extension Term: (a) the Lease is in full force and effect, (b) Tenant is not in default, beyond applicable notice and cure periods, in the performance or observance of any of the terms and provisions of this Lease on the part of the Tenant to be performed or observed, and (c) Tenant has not sublet more than fifty percent (50%) of the Premises (other than a Permitted Transfer (defined below)). Prior to the exercise by Tenant of such option, the expression “Term” shall mean the Term as defined in Section 2.2 above, and after the exercise by Tenant of such option, the expression “Term” shall mean the Term as defined in Section 2.2 above as it has been extended by the applicable Extension Term(s). All the terms, covenants, conditions, provisions and agreements in the Lease contained shall be applicable to the Extension Term, except that (i) the Annual Fixed Rent shall be as set forth below, and (ii) no tenant allowance or other concessions shall be paid to Tenant, and (iii) in no event shall Tenant have the right to extend the Term for more than three (3) Extension Terms. If Tenant shall give notice of its exercise of said option to extend in the manner and within the time period provided aforesaid, the Term shall be extended upon the giving of such notice without the requirement of any further action on the part of either Landlord or Tenant. If Tenant shall fail to give timely notice of the exercise of any such option as aforesaid, Tenant shall have no right to extend the Term of this Lease, time being of the essence of the foregoing provisions.
          2.3.2 The Annual Fixed Rent payable during each Extension Term shall be the greater of (a) ninety-five percent (95%) of the Fair Market Rent for the Premises, as determined below, as of the commencement of the applicable Extension Term or (b) the Annual Fixed Rent for the last year of the Term immediately preceding the commencement of the applicable Extension Term. If for any reason the Annual Fixed Rent payable during an Extension Term has not been determined as of the commencement of such Extension Term, until the Annual Fixed Rent for such Extension Term is determined Tenant shall pay Annual Fixed Rent at a rate equal to the then-prevailing Annual Fixed Rent. Within ten (10) days after determination of the Annual Fixed Rent Rate in accordance with the provisions hereof, an appropriate adjustment, if any, shall be made between Landlord and Tenant.
          For purposes hereof, the “Fair Market Rent” shall mean the fair rent for similar space, free and clear of this Lease, as of the commencement of the applicable Extension Term under market conditions then existing, taking into account all relevant factors and considerations for a market lease transaction, and the then current market rental rates for direct leases of comparable space in comparable buildings in the general vicinity of the Premises to new tenants. Fair Market Rent shall be determined pursuant to the following provisions:
          2.3.3 Landlord shall give Tenant notice of its determination of the Fair Market Rent for the Premises for the applicable period by the later of (i) three hundred (300) days prior to the commencement of the applicable Extension Term, or (ii) sixty (60) days after Tenant notifies Landlord of its election to exercise its extension option. If Tenant disagrees with Landlord’s determination of the Fair Market Rent, Tenant may, by notice given to Landlord within twenty (20) days after Landlord’s notice of the Fair Market Rent is given, either withdraw Tenant’s notice of its election to exercise its extension option, or, elect by such written notice

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(“Tenant’s Rent Notice”) to have the Fair Market Rent determined by the appraisal process (the “Appraisal Process”) set forth in subparagraph 2.3.4 below, which Tenant’s Rent Notice shall include the name of Tenant’s Appraiser (defined in subparagraph 2.3.4 below). The Fair Market Rent determination pursuant to Section 2.3 shall be binding on both Landlord and Tenant. If Tenant does not either give written notice of its withdrawal of its exercise of its extension option or give a Tenant’s Rent Notice within such twenty (20) day period, Tenant shall be deemed to have agreed with Landlord’s determination of the Fair Market Rent for the Extension Term, which determination shall be binding on both Landlord and Tenant.
          2.3.4 If Tenant shall timely give a Tenant’s Rent Notice, the following procedures shall apply to such determination:
          (a) Within fourteen (14) days of Tenant’s Rent Notice, Landlord will choose one Appraiser. “Appraiser” shall mean a disinterested real estate professional of recognized competence in the greater Boston area to determine Fair Market Rent who has at least ten (10) years experience in the leasing or appraising of comparable properties within the south suburban Boston commercial market. If the two Appraisers are appointed by the parties as stated in this Section, such Appraisers shall meet promptly and attempt to set the Fair Market Rent. If such Appraisers are unable to agree within thirty (30) days after appointment of the second Appraiser, the two Appraisers shall within ten (10) days after the expiration of such 30-day period, appoint a third Appraiser satisfying the above qualifications. If the two Appraisers cannot agree on a third Appraiser, they shall immediately apply to the President of the Greater Boston Real Estate Board or, if the same refuses to act, to a court of competent jurisdiction, to select a third Appraiser satisfying the above qualifications. The third Appraiser, however selected, shall not have acted previously in any capacity in the prior seven (7) years for either Landlord or Tenant. If either Landlord or Tenant fails to appoint an Appraiser within the allotted time, and such failure continues for ten (10) business days after written notice given to the failing party, the single Appraiser who has been appointed shall determine the Fair Market Rent for the Extension Period. Each party shall bear the costs of its own Appraiser and one-half of the cost of the third Appraiser.
          (b) The third Appraiser shall conduct his own investigation of the Fair Market Rent, shall consider relevant information supplied to him by Landlord or Tenant within twenty (20) days of his appointment, and shall be instructed not to advise either party of his determination of the Fair Market Rent except as follows: When the third Appraiser has made his determination, which shall occur no sooner than twenty-one (21) days and no later than thirty (30) days after the selection of the third Appraiser, he shall so advise Landlord and Tenant and shall establish a date, at least five (5) days after the giving of notice by the third Appraiser to Landlord and Tenant, on which he shall disclose at a meeting his determination of the Fair Market Rent. Such meeting shall take place in the third Appraiser’s office unless otherwise agreed by the parties. After having initialed a paper on which his determination of Fair Market Rent is set forth, the third Appraiser shall place his determination of the Fair Market Rent in a sealed envelope. Landlord’s Appraiser and Tenant’s Appraiser shall each set forth their determination of Fair Market Rent on a paper, initial the same and place them in sealed envelopes. Each of the three envelopes shall be marked with the name of the party whose determination is inside the envelope.

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               In the presence of the third Appraiser, the determination of the Fair Market Rent by Landlord’s Appraiser and Tenant’s Appraiser shall be opened and examined. If the higher of the two determinations is 105% or less of the amount set forth in the lower determination, the average of the two determinations shall be the Fair Market Rent, the envelope containing the determination of the Fair Market Rent by the third Appraiser shall be destroyed, and the third Appraiser shall be instructed not to disclose his determination. If either party’s envelope is blank, or does not set forth a determination of Fair Market Rent, the determination of the other party shall prevail and be treated as the Fair Market Rent. If the higher of the two determinations is more than 105% of the amount of the lower determination, the envelope containing the third Appraiser’s determination shall be opened. If the value determined by the third Appraiser is the average of the values proposed by Landlord’s Appraiser and Tenant’s Appraiser, the third Appraiser’s determination of Fair Market Rent shall be the Fair Market Rent. If such is not the case, Fair Market Rent shall be the average of (a) the Fair Market Rent proposed by the third Appraiser and (b) the Fair Market Rent proposed by either Landlord’s Appraiser or Tenant’s Appraiser, whichever is closest to the determination of Fair Market Rent by the third Appraiser.
     2.4 Right of First Offer.
     Landlord hereby grants to Tenant a right of first offer (the “First Offer Option”) with respect to the First Offer Space (hereinafter defined), pursuant to the provisions of this Section 2.4. For purposes hereof, the “First Offer Space” shall mean all rentable space contiguous to the Premises which becomes vacant during the Term, together with a pro rata portion of the parking spaces then available at the Property (except with respect to reoffered space, as set forth below). Any exercise by Tenant of its First Offer Option shall be subject to Landlord’s determination in its sole discretion as to the final configuration of the First Offer Space being leased by Tenant to insure that any remaining space will be readily marketable.
     If at any time during the Term of this Lease, Landlord intends to market for lease to third parties the First Offer Space or any portion thereof, and if at such time (i) the Lease is in full force and effect, (ii) Tenant is not in Default, and (iii) Tenant has not sublet more than fifty (50%) percent of the Premises (other than a Permitted Transfer (defined below)), then Landlord shall first offer in writing to lease such space to Tenant (the “Offer Notice”) on such terms and conditions (except for rent, which shall be determined as set forth below) as are determined by Landlord in its sole discretion (a “First Offer”). The foregoing covenant shall not prohibit Landlord from marketing First Offer Space at the same time Tenant is considering a First Offer from Landlord, provided that Landlord shall not enter a binding lease of space subject to a First Offer until Tenant rejects or is deemed to have rejected such First Offer. If Tenant rejects the First Offer by notice to Landlord or does not accept such First Offer by written notice to Landlord within thirty (30) days of the date the Offer Notice is given to Tenant (provided that such notice period shall be sixty (60) days if offered at any time when less than three (3) years remain in the Term), the First Offer shall conclusively be deemed to have been rejected by Tenant; thereafter, Landlord shall be free to lease such space to other parties upon such terms

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and conditions as shall be satisfactory to Landlord in its sole discretion (including the allocation to such space of a number of parking spaces to be determined by Landlord in its sole discretion). Notwithstanding the foregoing, (a) Landlord shall reoffer any space to Tenant which has not been leased by Landlord to a third party within eighteen (18) months after the date Landlord has offered such space to Tenant hereunder, and (b) if a third party has leased a portion of space declined by Tenant hereunder, Landlord shall reoffer the remaining space to Tenant (together with the pro rata portion of parking spaces remaining after such third party leasing) in accordance with this Section 2.4 within thirty (30) days after Landlord has executed a lease with such third party.
     Notwithstanding any provision herein to the contrary, Landlord shall have no obligation to make any offer to Tenant under this Section 2.4 if at such time as an offer would otherwise be required to be made hereunder there are 364 or fewer days remaining in the Term, as the same may have been extended at such time.
     The Annual Fixed Rent payable with respect to the First Offer Space shall be the greater of (a) ninety-five percent (95%) of the Fair Market Rent for the First Offer Space (determined in accordance with the provisions of Section 2.3.2 and 2.3.3, and taking into account that no tenant allowance shall be granted hereunder); provided that the parties shall work as expeditiously as possible to comply with the terms of Section 2.3.3, notwithstanding the Fair Market Rent determination timeline set forth therein) or (b) Ten ($10.00) Dollars per square foot of space included in the First Offer Space. If for any reason the Annual Fixed Rent payable with respect to the First Offer Space has not been determined as of the First Offer Space Commencement Date, until the Annual Fixed Rent for such First Offer Space is determined Tenant shall pay Annual Fixed Rent at a rate equal to the then-prevailing Annual Fixed Rent with respect to the remainder of the Premises. Within ten (10) days after determination of the Annual Fixed Rent Rate for such First Offer Space in accordance with the provisions hereof, an appropriate adjustment, if any, shall be made between Landlord and Tenant. Tenant shall have a period of up to three (3) months after the First Offer Space Commencement Date (such date being reasonably determined by Landlord and Tenant) to complete any improvements required by Tenant for its business purposes during which no Annual Fixed Rent or Additional Rent shall be payable with respect to such First Offer Space.
     Upon the addition of any First Offer Space to the Premises, all references to the “Premises” in this Lease shall be deemed to mean and include reference to such First Offer Space and, by way of example, any Extension Option thereafter arising shall apply to the entire Premises so defined, and not to any lesser portion thereof. All of the terms and conditions of this Lease shall thereupon apply to the First Offer Space (except as to the Annual Fixed Rent therefor, which shall be determined as set forth above, and except that the provisions of Article III shall be inapplicable thereto).
     Landlord’s failure to deliver and any delay in delivering the First Offer Space for any reason beyond Landlord’s control shall not give rise to any liability of Landlord hereunder, and shall not affect the full force and validity of this Lease
     Notwithstanding any provision herein to the contrary, Tenant may not exercise its rights under this Section 2.4 at any time when there are 364 or fewer days remaining in the Term, as

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the same may have been extended at such time. The Term of this Lease with respect to the First Offer Space shall run co-terminously with the then Term of this Lease, except that if at the First Offer Space Commencement Date there are less than seven (7) years remaining in the Term, the Term of this Lease shall be automatically extended to end the end of such seven-year period as if such date were the date set forth in this Lease for the expiration of this Lease, subject to any rights of extension hereunder, and for such purpose the First Offer Space shall be considered to be part of the Premises demised under this Lease. The Annual Fixed Rent in respect of the Premises under this Lease for the ‘stub period’ (that is, the period from what would have been the end of the Term through the end of the Term as so extended) shall be equal to the greater of (a) 95% of the Fair Market Rent for the Premises as of the date the extended term would have commenced had the Right of First Offer not been exercised hereunder, or (b) the Annual Fixed Rent for the last year of the Term prior to such extension, and such Fair Market Rent shall be determined in accordance with Section 2.3.2 above.
     If Tenant timely exercises its rights under this Section 2.4, Tenant and Landlord shall execute and deliver to each other within 30 days an amendment to this Lease drafted by Landlord based on the terms of this Section 2.4 (a “First Offer Lease Amendment”), provided that it is agreed that Landlord will not be obligated to undertake any Landlord’s Work or provide a tenant allowance therefor, and there will be no extension, expansion or first offer rights. Any and all portions of the First Offer Space for which Tenant validly leases and executes a First Offer Lease Amendment as set forth herein shall be delivered to Tenant in its then “As Is,” “Where Is” condition, with all faults and without representation, warranty or guaranty of any kind by Landlord to Tenant. Time is of the essence with respect to the provisions hereof.
     2.5 Right of First Opportunity to Purchase. Subject to the terms of clause (e) below, Landlord shall not during the Term sell or offer to sell the Building and the Lot (collectively, the “Property”) to a third party without first complying with the following (the “First Opportunity Rights”):
          (a) Landlord shall not sell the Property or any part thereof to a third party unless it first gives Tenant written notice of its intention to sell or attempt to sell the Property or such part, and setting forth the terms and conditions upon which it would be willing to sell (a “Sale Offer”) the Property or such part to Tenant.
          (b) Tenant shall have twenty (20) days after delivery of a Sale Offer (the “Offer Period”) within which to accept any such Sale Offer. Failure of Tenant to accept any such Sale Offer in accordance with its terms within such Offer Period shall constitute and be deemed a rejection of such Sale Offer. If Tenant accepts such Sale Offer within such Offer Period, the parties shall consummate the sale upon the terms set forth in such Sale Offer. If Tenant shall fail to consummate the sale within the time period set forth in the Sale Offer, the right granted to Tenant under this Section 2.5 shall thereupon terminate and have no further force or effect.
          (c) If Tenant does not accept such Sale Offer within the Offer Period, then Landlord shall be free, for a period of one (1) year after the expiration of the Offer Period (the “Marketing Period”), to market the Property for sale at a price which is not less than ninety percent (90%) of the purchase price (the “Purchase Price”) offered to

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Tenant in the Sale Offer, and if an offer is received during the Marketing Period, to consummate a sale not later than six (6) months after the expiration of the Marketing Period, without re-offering the Property to Tenant at such reduced price. Upon completion of any sale as provided for under this agreement, Tenant’s rights under this Section 2.5 shall terminate and have no further force or effect.
          (d) In the event Landlord receives an offer acceptable to Landlord during the Marketing Period in which the offer price (the “Reduced Offer”) is less than 90% of the Purchase Price, Landlord shall notify Tenant, by written notice, of the Reduced Offer, whereupon Tenant shall have ten (10) days to accept the Reduced Offer. If Tenant shall fall within such ten (10) day period to accept the Reduced Offer or if Tenant shall accept the Reduced Offer but shall fail to consummate the sale within thirty (30) days of acceptance of the Reduced Offer, Tenant’s rights under this Section 2.5 shall terminate and have no further force or effect. Tenant shall pay for the cost of all transfer taxes payable in connection with a sale to Tenant under this Section 2.5. Tenant’s rights under this Section 2.5 shall be personal to Aspect Medical Systems, Inc., and shall not inure to the benefit of any successor thereto.
          (e) Notwithstanding any provision hereof to the contrary, in no event shall Tenant’s rights under this Section 2.5 apply to any transfer of the Property by Landlord to any party directly or indirectly controlling, controlled by, or under common control with Landlord, to any portfolio transaction involving the sale of multiple properties including the Property by any party having a direct or indirect interest in Landlord, to any financing transaction involving the sale and leaseback of the Property to a party directly or indirectly controlling, controlled by, or under common control with Landlord, or to any transfer of the Property as part of an exchange transaction under Section 1031 of the Internal Revenue Code of 1986, as amended.
ARTICLE III
Initial Construction Work
     3.1 Construction of Improvements. Landlord shall construct the Premises and all related improvements (collectively, the “Improvements”) in a good and workmanlike manner, in compliance with all applicable federal, state and local laws, rules and regulations, and in accordance with final plans and specifications to be agreed upon by the parties pursuant to the terms of this Section 3.1 and, subject to Section 9.7.9 and any “Tenant Delays” (as defined in Section 3.5 below), in accordance with the Construction Timeline attached hereto as Exhibit D. The parties hereby acknowledge and approve the Preliminary Site Plan attached hereto as Exhibit E, the Floor Plan attached hereto as Exhibit F and the Outline Specifications attached hereto as Exhibit G, each of which have been prepared by the Landlord and submitted to the Tenant (collectively, the “Preliminary Plans and Specifications”). Such construction by Landlord is hereinafter referred to as “Landlord’s Work”. Tenant hereby acknowledges that such Preliminary Plans and Specifications accurately reflect the size, quality and character of the Improvements as contemplated by the parties. Landlord shall be responsible for the cost of the Landlord’s Work.

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          a. Within sixty (60) days following the execution of this Lease, Landlord shall produce and submit to Tenant a complete set of construction plans and specifications (“Construction Drawings”), including architectural, structural, mechanical and electrical drawings, technical drawings, schedules, diagrams and specifications (which may be submitted separately, provided each are submitted within said 60 day period), all in sufficient detail to allow for the construction of the Improvements in accordance therewith. Such Construction Drawings shall be consistent with the Preliminary Plans and Specifications;
          b. Tenant shall then have ten (10) days following delivery in hand of the Construction Drawings referenced in subparagraph a above in which to approve or disapprove of the same. Any notice of disapproval sent by Tenant shall set forth in detail Tenant’s reasons for disapproving the subject Construction Drawings. If Tenant shall notify Landlord within said ten (10) day period of its disapproval of the Construction Drawings, Landlord shall promptly revise said Construction Drawings in accordance with such comments (to the extent and only to the extent that such comments conform with the Preliminary Plans and Specifications) and shall submit the revised documents to Tenant. Tenant shall then have an additional period of five (5) days following delivery in hand in which to approve or disapprove of the revised Construction Drawings in accordance with the procedure outlined above. If Tenant fails to give notice within the applicable period that it disapproves of the Construction Drawings or any revisions thereto submitted by Landlord, said Construction Drawings shall be deemed to have been approved (provided that the request contains a written reminder that failure to respond within said five (5) day period shall result in the request being deemed approved) . In no event shall Landlord be required to revise the Construction Drawings in connection with any comments of the Tenant which require changes or revisions which are unduly expensive, burdensome or otherwise unreasonable for a building of the type proposed, unless done pursuant to a Change Order (as defined below) which appropriately adjusts the time for performance hereunder and provides for compensation to the Landlord. It is understood and agreed that changes requested by Tenant that are required to conform the Construction Drawings to the Preliminary Plans and Specifications shall not be deemed to be a Change Order hereunder.
          Upon Tenant’s approval or deemed approval, such Construction Drawings shall constitute the “Final Plans and Specifications”. Tenant agrees that it will not withhold its approval to any of the plans and specifications submitted pursuant to this Section 3.1 except for just and reasonable cause and will not act in an arbitrary or capricious manner with respect to the approval of the same; and
          c. From and after the approval of the Final Plans and Specifications, upon the request of Landlord to amend the Final Plans and Specifications or the request of Tenant with respect to a Change Order, the other party hereto shall accept or reject such request within five (5) days after delivery in hand thereof, and a failure to respond within said five (5) day period shall be deemed an approval of such a request (provided that the request contains a written reminder that failure to respond within said five (5) day period shall result in the request being deemed approved).
          d. Notwithstanding the foregoing, Landlord and Tenant agree that the scope and details of Landlord’s Work with respect to the Phase III Premises shall constitute

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construction of improvements to accommodate the incremental increase in Tenant’s space program from 2007 to 2008 as described in a document prepared by Tenant entitled “Space Planning for Upland Woods” dated November 9, 2005, a copy of which is attached hereto as Exhibit A-4. Tenant shall supply Landlord with such proposed space layout and other information reasonably necessary to enable Landlord to prepare Final Plans and Specifications for the Phase III Premises (“Phase III Space Plan”) by no later than December 1, 2007. Thereafter, Landlord and Tenant shall follow the procedures set forth in this Article III with respect to the improvements of the Phase III Premises, provided that Tenant shall approve the Construction Drawings as the Final Plans and Specifications by no later than March 1, 2007 (so long as Landlord has delivered proposed Construction Drawings to Tenant within sixty (60) days after delivery of the proposed space plan and other required information and has otherwise complied with the schedule for plan approval set forth in this Article III). If the plans are not submitted and approved by the dates set forth above in accordance with the foregoing, Landlord shall improve the Phase III Premises in accordance with the provisions hereof, but the Phase III Commencement Date shall occur on December 1, 2008 regardless of the status of such improvements. In any event, Landlord shall have no obligation to improve the Phase III Premises if Tenant has not supplied the Phase III Space Plan to Landlord by December 1, 2007.
          e. During the period of construction of the Phase II Premises there shall be uninterrupted, reasonable access to the Phase I Premises.
     3.2 Substantial Completion. Landlord shall obtain all permits and approvals for the construction of the Improvements, and shall diligently proceed with the construction of the Improvements. “Substantial Completion” of the Improvements shall be deemed to have occurred as of the date on which the Improvements have been completed with the exception of minor punchlist items which can be fully completed without unreasonable interference with the use of the Premises for the Permitted Uses by Tenant (“punchlist items”). For purposes of determining the applicable Commencement Date, such Substantial Completion of the Improvements shall be evidenced by either (i) a certificate of occupancy for the Premises, (ii) a temporary certificate of occupancy allowing Tenant to use the Premises for the Permitted Uses, and subject only to punchlist items or (iii) the issuance of a Certificate of Substantial Completion by Landlord’s architect, together with the issuance by the Town of Norwood Building Inspector of written permission to occupy the applicable Premises.
          Landlord shall notify Tenant of the expected date for Substantial Completion of Landlord’s construction obligations at least fifteen (15) days before such date. Following such notice, Tenant shall have the right to inspect the Premises, together with Landlord’s Representative or other representative of Landlord, for purposes of agreeing upon a “punchlist” of items remaining to be completed. With the exception of items referenced on said punchlist, Tenant shall be deemed to have accepted the condition of the Premises as of the applicable Commencement Date. Landlord shall thereafter promptly commence and diligently pursue to completion the work set forth on the punchlist, to the extent and only to the extent that such work is consistent with the Final Plans and Specifications.
          Landlord shall provide access the Premises on the date indicated on Exhibit D for the purpose of installing Tenant’s furniture, fixtures and equipment, including without limitation,

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the installation of telephone and date wiring and equipment, such access to subject to all of the terms, provisions and conditions of this Lease other than the obligation to pay Annual Fixed Rent, Additional Rent or any other charges, provided that any such work to be performed by Tenant or its contractors during such period shall (i) not materially interfere with Landlord’s construction of the remaining Improvements, and (ii) be coordinated with the remaining Landlord Work in such a manner as to maintain harmonious labor relations and not cause any work stoppage or damage to the Premises or the Building.
          Notwithstanding the foregoing, in the event that Landlord is prevented from substantially completing the Improvements due to a “Tenant Delay”, as defined in Section 3.5 below, the Improvements shall be deemed to be substantially completed for purposes of this Lease on that date on which said Substantial Completion would have occurred but for the applicable Tenant Delay, as reasonably determined by Landlord’s architect.
     3.3 Change Orders. Tenant may request reasonable changes to the Final Plans and Specifications from time to time by written notice to Landlord of the requested changes in sufficient detail to enable Landlord to process and implement such changes (“Change Orders”), provided that Tenant may not by change order, materially alter the basic size, shape, structure, or site layout of the Premises. Landlord shall not unreasonably withhold approval of Tenant’s Change Orders, but Landlord may reject any proposed change order which would increase construction costs for the Improvements, unless Tenant agrees in writing to pay for the increased costs. Tenant shall in any event pay Landlord for any and all increased costs resulting from any Change Order, including without limitation any architectural fees and construction cost increases (plus a fifteen percent (15%) charge for Landlord’s contractor’s overhead and profit), and the costs incurred by Landlord in reviewing and processing the Change Order. Tenant shall receive a credit for Landlord’s actual savings from any deductive Change Order. Tenant shall pay such costs to Landlord not later than ten (10) days after written notice from Landlord of the amount due, provided that in the case of smaller items Landlord may elect to bill only after substantial completion of the item. In the case of larger items, Landlord may elect to bill in increments from time to time as the work progresses for the portion of the item then completed. Any requests by Tenant for changes in the Final Plans and Specifications shall constitute an agreement by Tenant to any delay in completion of the Improvements caused by reviewing, processing, and implementing such changes, and any such delay shall be deemed to be a Tenant Delay. The term “Final Plans and Specifications” as used herein shall, as the context requires, include any and all approved Change Orders.
     3.4 Representatives. Each party authorizes the other to rely in connection with their respective rights and obligations under this Article III upon approval and other actions on the party’s behalf by Landlord’s Representative in the case of Landlord or Tenant’s Representative in the case of Tenant or by any person designated in substitution or addition by notice to the party relying. “Landlord’s Representative” shall mean either Jeffrey DeMarco or the project manager designated by Landlord. Tenant’s Representative shall mean Peter McNeil.
     3.5 Tenant Delays. For purposes of this Lease, any act, omission or delay by Tenant, or its contractors, employees, agents or representatives which delays Landlord’s construction of the Improvements or otherwise prevents Landlord from performing its obligations hereunder

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shall be deemed to be a “Tenant Delay.” Without limiting the generality of the foregoing, the following shall constitute a “Tenant Delay”: (a) Tenant’s failure to timely submit or approve plans hereunder or any other such failure to grant approvals or disapprovals within the time frame established for such actions, or (b) any delays caused by Change Orders submitted by Tenant. Landlord shall advise Tenant as to whether a requested Change Order shall result in a Tenant Delay, and the anticipated length of such Tenant Delay, as soon as reasonably practical in the circumstances. Tenant shall pay to Landlord any and all additional costs incurred by Landlord as a result of a Tenant Delay.
     3.6 Condition of Premises. Except for the construction of the Improvements described in this Article III the Premises are leased to Tenant in their as-is condition, without representation, warranty or guaranty of any kind.
     Landlord shall in no event be liable to Tenant or any other party, and Tenant’s obligations shall not be reduced hereunder in the event such construction work is not substantially completed by the date set forth on Exhibit D, provided that Landlord continues to use reasonable efforts and due diligence to complete such work.
     Notwithstanding the foregoing and subject to Section 9.7.9 and any Tenant Delays, in the event the Landlord’s Work with respect to the Phase I Premises is not substantially completed prior to July 1, 2006 and Tenant has not occupied all or any option of the Phase I Premises for the conduct of its business, the Phase I Commencement Date shall be delayed until the date on which the Landlord’s Work with respect to the Phase I Premises is Substantially Completed. Additionally, if the Phase I Commencement Date does not occur on or prior to July 15, 2006, Tenant shall receive a credit against its Annual Fixed Rent obligations hereunder in the amount of $1,000 for each day following July 15, 2006 until the Phase I Commencement Date, up to a maximum credit of $25,000.
     Furthermore, subject to Section 9.7.9 and any Tenant Delays, in the event the Landlord’s Work with respect to the Phase II Premises is not Substantially Completed prior to December 1, 2006 and Tenant has not occupied all or any option of the Phase II Premises for the conduct of its business, the Phase II Commencement Date shall be delayed until the date on which the Landlord’s Work with respect to the Phase II Premises is substantially completed. If the Phase II Commencement Date does not occur on or prior to December 16, 2006, Tenant shall receive a credit against its Annual Fixed Rent obligations hereunder in the amount of $1,621.62 for each day following December 16, 2006 until the Phase II Commencement Date, up to a maximum credit of $120,000. Additionally, in the event that the Phase I Commencement Date has not occurred by December 31, 2006, or if the Phase II Commencement Date has not occurred by June 1, 2007 (as the same may be extended by any Tenant Delays), Tenant shall have the right, as its sole legal remedy therefor, to terminate this Lease upon written notice to Landlord exercised within thirty (30) days after the expiration of such period (unless the Commencement Date occurs within such thirty-day period, in which case this Lease shall not terminate), and, upon such notice, this Lease shall terminate, and neither party shall have further recourse hereunder.
     3.7 Warranty of Improvements. Landlord agrees to correct any defects due to faulty workmanship or materials in the Improvements, provided that Tenant shall have given written

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notice of such defects to Landlord prior to the first anniversary of the Commencement Date for each of Phase I, Phase II and Phase III, respectively, as to that Phase.
ARTICLE IV
Rent
     4.1 The Fixed Rent. Tenant covenants and agrees to pay rent to Landlord at the Original Address of Landlord or at such other place or to such other person or entity as Landlord may by notice to Tenant from time to time direct, Annual Fixed Rent, in equal installments of 1/12th of the Annual Fixed Rent in advance on the first day of each calendar month included in the Term from and after the Phase I Commencement Date; and for any portion of a calendar month at the beginning or end of the Term, at that rate payable in advance for such portion.
     Notwithstanding the foregoing, Annual Fixed Rent until the earlier to occur of (a) the first anniversary of the Phase I Commencement Date, and (b) the Phase II Commencement Date, shall be calculated based on an aggregate of 40,000 rentable square feet (notwithstanding the fact that the Premises may at such time consist of more than 40,000 square feet). All other obligations of Tenant hereunder shall apply with respect to the entirety of the Premises, including Tenant’s obligation to pay Additional Rent as set forth herein.
     Additionally, Annual Fixed Rent until the earlier to occur of (a) the first anniversary of the Phase II Commencement Date, and (b) the Phase III Commencement Date, shall be calculated based on an aggregate of 100,000 rentable square feet (notwithstanding the fact that the Premises shall at such time consist of 115,383 square feet). All other obligations of Tenant hereunder shall apply with respect to the entirety of the Premises, including Tenant’s obligation to pay Additional Rent as set forth herein.
     Annual Fixed Rent for the Phase III Premises shall not be due and payable until the later of (i) the Phase III Commencement Date and (ii) the date which is twelve (12) months after the Phase II Commencement Date.
     4.2 Additional Rent. Annual Fixed Rent reserved in this Lease is NET of utilities, cleaning, taxes and operating costs, all as more particularly set forth herein. In order that the Fixed Rent shall be so net to Landlord, Tenant covenants and agrees to pay the following, as Additional Rent from and after the Phase I Commencement Date:
          4.2.1 Real Estate Taxes. Tenant shall pay to Landlord within twenty (20) days after Landlord’s notice therefor: (i) Tenant’s Share of all taxes, assessments (special or otherwise), levies, fees, and all other government levies and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time during the Term hereof, payable, imposed or levied upon or assessed against the Building and the Lot, and all taxes assessed against (A) any Fixed Rent, Additional Rent or other sum payable hereunder or (B) this Lease, or the leasehold estate hereby created, or which arise in respect of the operation, possession or use of the Premises; and (ii) all sales, value added, use and similar taxes at any time levied, assessed or payable on account of the leasing or use of the Premises (collectively “taxes and assessments” or if singular “tax or assessment”); provided that for any fraction of a

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tax or assessment period, or installment period thereof, included in the Term at the beginning or end thereof, Tenant shall pay to Landlord, within 10 days after receipt of invoice therefor, Tenant’s Share of the fraction of taxes and assessments so levied or assessed or becoming payable which is allocable to such included period.
               Nothing contained in this Lease shall, however, require Tenant to pay any franchise, corporate, estate, inheritance, succession capital levy or transfer tax of Landlord, or any income, profits or revenue tax or charge upon the rent payable by Tenant under this Lease unless (a) such tax is imposed, levied or assessed in substitution for any other tax or assessment which Tenant is required to pay pursuant to this Section 4.2.l, or (b) if at any time during the Term of this Lease, the method of taxation shall be changed such that in lieu of taxes now payable there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received from the Premises and/or any tax or assessment measured by or based, in whole or in part, upon such rents or measured in whole or in part by income from the Premises (if in computing such rents or income there is not allowable as a deduction for the taxable year substantially all of the depreciation or interest deductions allowed for federal income tax purposes for the taxable year), or upon the value of the Premises or any present or future improvement or improvements on the Premises, in which case all such taxes and assessments or the part thereof so measured or based (“Substitute Taxes”), shall be payable by Tenant, provided however, Tenant’s obligation with respect to the aforesaid Substitute Taxes shall be limited to the amount thereof as computed at the rates that would be payable if the Premises were the only property of Landlord, and, in any event, Tenant shall only pay Tenant’s Share of any such Substitute Taxes assessed against the Building and the Lot. In no event shall Tenant be required to make any payment under this Section 4.2.1 which duplicates any other payment which Tenant is making under this Lease.
          4.2.2 Insurance. Tenant shall take out and maintain throughout the Term the following insurance protecting Landlord as an additional insured and with such additional insureds as Landlord from time to time may designate by notice to Tenant, the premiums under which shall be Additional Rent:
               4.2.2.1 Commercial general liability insurance, written on an occurrence form, indemnifying Landlord, its manager, and any mortgagee and Tenant against all claims and demands as are customarily covered by such general liability insurance for any injury to person or property which may be claimed to have occurred on or about the Premises, the Building, the Lot or on the sidewalks or ways adjoining the same, in amounts which shall, at the beginning of the Term, be at least equal to the limits set forth in Section 1.1, and, from time to time during the Term upon no less than thirty (30) days’ prior notice of an increase, shall be for such higher limits, if any, as are commercially reasonable and customarily carried in the area in which the Premises are located on property similar to the Premises and used for similar purposes; and worker’s compensation insurance with statutory limits and employers’ liability insurance with limits of $2,000,000 each accident, $2,000,000 each disease, and $5,000,000 umbrella policy limit (as such limits may reasonably be increased by Landlord based upon amounts customarily carried in the area in which the Premises are located) covering all of Tenant’s employees working on the Premises.

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               4.2.2.2 At all times during the Term during the course of any construction or renovation of any improvements or alterations on the Premises by Tenant, completed value form, “all physical loss”, builder’s risk insurance on all work being performed, in such amounts as Landlord may reasonably require to afford one hundred percent (100%) coverage against loss, and owner’s contingent or protective liability insurance, covering claims not covered by or under the terms of the above-mentioned comprehensive general liability insurance, with combined single limit coverage at least equal to the limits set forth in Section 1.1, or such higher limits as Landlord may commercially reasonably require upon no less than thirty (30) days’ prior notice of an increase, and worker’s compensation and employer’s liability insurance with limits as set forth above covering all persons working on the job site or in connection with such construction.
               4.2.2.3 (i) “All Risk” or Special Form property insurance including, but not limited to, fire, extended coverage, vandalism and malicious mischief coverage upon all property owned by Tenant and located in the Building, in the full replacement cost thereof; (ii) Extra Expense or, if applicable, Business Income Insurance (i.e., business interruption insurance) in an amount sufficient to reimburse Tenant for loss of use of the Premises for a period of at least twelve (12) months attributable to the prevention of access to the Building or Premises as a result of the perils insured in clause (i) above. Notwithstanding the foregoing, Tenant shall have the option to self-insure as to the coverages described in this Section 4.2.2.3 at any time during which Tenant evidences to Landlord that Tenant has a tangible net worth (i.e., company equity or net worth less intangible assets such as good will, patents and other intangible rights, as determined in accordance with generally accepted accounting principles, hereafter “Net Worth”) of no less than One Hundred Million ($100,000,000.00) Dollars,.
               4.2.2.4 Tenant shall pay to Landlord within twenty (20) days after Landlord’s invoice therefor Tenant’s Share of insurance premiums incurred by Landlord for casualty, liability, rent loss, and such other insurance with respect to the Building and Lot as Landlord or its mortgagee may reasonably require, provided such insurance is consistent with the coverages and amounts required from time to time by institutional mortgagees for comparable properties in the greater Boston area.
               4.2.2.5 All policies required under this Section 4.2.2 shall be written by insurance companies licensed to do business in Massachusetts and approved by the Massachusetts Insurance Department, and reasonably acceptable to Landlord. Insurance companies with a current A.M. Best rating of “A-” and a Financial Category Class IX or better are acceptable. Tenant agrees to furnish Landlord with certificates of such insurance prior to the beginning of the Term hereof and upon the renewal of any such policy, and, if reasonably required by Landlord, Tenant shall furnish copies of such policies to Landlord. Each such policy shall be non-cancelable with respect to the interest of Landlord and the holders of any mortgages on the Premises without at least 30 days’ prior written notice thereto. In the event provision for any such insurance is to be by a blanket insurance policy, the policy shall allocate a specific amount of coverage to the Premises, which allocation shall be sufficient in amount to satisfy the requirements of this Section 4.2.2.

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               4.2.2.6 All insurance which is carried by either party with respect to the Premises or to furniture, furnishings, fixtures or equipment therein or alterations or improvements thereto, whether or not required, shall include provisions which either designate the other party as one of the insured or deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury, insofar as, and to the extent that such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the state in which the Premises are located (even though extra premium may result therefrom). Tenant shall pay for any increase in property or liability insurance carried by Landlord with respect to the Building arising from any activities conducted by Tenant in the Premises. In the event that extra premium is payable by either party as a result of this provision, the other party shall reimburse the party paying such premium the amount of such extra premium. If at the request of one party, this nonsubrogation provision is waived as to such party, then the obligation of reimbursement by such party shall cease for such period of time as such waiver shall be effective, but nothing contained in this Section 4.2.2.6 shall derogate from or otherwise affect releases elsewhere herein contained of either party for claims. Each party shall be entitled to have duplicates or certificates of any policies containing such provisions. Each party hereby waives all rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing said non-subrogation provisions, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance. Tenant shall not acquire as insured under any insurance carried on the Premises any right to participate in the adjustment of loss or to receive insurance proceeds for any loss to the Landlord’s interest in the Premises, the Building or the Lot, including the improvements thereto, and agrees upon request promptly to endorse and deliver to Landlord any checks or other instruments in payment of loss in which Tenant is named as payee. Landlord shall not acquire as insured under any insurance carried on Tenant’s personal property any right to participate in the adjustment of loss or to receive insurance proceeds for any loss with respect to coverages under Section 4.2.2.3, and agrees upon request promptly to endorse and deliver to Tenant any checks or other instruments in payment of loss in which Landlord is named as payee.
          4.2.3 Utilities. Tenant shall pay directly to the proper authorities charged with the collection thereof all charges for gas, electricity, telephone and other utilities or services separately metered and used or consumed on the Premises, whether called charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due. Tenant shall pay to Landlord within twenty (20) days after invoice therefor the cost of utilities (a) used or consumed on the Premises, to the extent not separately metered or check metered, as reasonably allocated by Landlord, and (b) Tenant’s Share of such costs for common areas and systems and for sanitary water and sewer provided to the Building, and for the exterior of the Lot. In the event that Tenant’s consumption of any utility is disproportionate to other users in the Building, Landlord may require that Tenant install separate sub-meters for such utility for purposes of determining the amount payable by Tenant to Landlord on account thereof. Landlord reserves the right to install separate metering for any utilities servicing the Premises not so metered, after which Tenant shall be solely responsible for the direct payment thereof. Landlord shall not be liable for any interruption or failure in the supply of any such utilities to the Premises except to the extent that such interruption or failure results from the

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negligence or willful act of Landlord or any of its agents, employees or contractors, or Landlord’s failure to perform its maintenance obligations hereunder, but Landlord shall use diligent efforts to restore any utilities that may from time to time fail or be interrupted. Notwithstanding anything to the contrary in this Lease, if, due to negligence or willful act of Landlord or any of its agents, employees or contractors, or Landlord’s failure to perform its maintenance obligations hereunder, any utility service is interrupted for five (5) days or more, Fixed Rent, Additional Rent and other charges hereunder shall be abated until such time as such service is restored as Tenant’s sole remedy therefor.
          4.2.4 Maintenance; Insurance; Expenses. Subject to the last paragraphs of this Section 4.2.4, Landlord shall maintain, repair and replace the common areas of the Lot and the exterior and common areas of the Building so as to keep them in good repair and in a clean and orderly condition. Landlord shall provide Lot and Building maintenance and other services consistent with similar buildings in the area (“Landlord Services”), which include the following services: maintaining in reasonably good condition all lawns and planted areas within the Lot; maintenance and snow plowing of parking areas, sidewalks and driveways within the Lot; repair and maintenance (and all necessary replacement) of the exterior of the Building (including the foundation, structure, parking lot, exterior walls, roof and exterior windows) so as to keep the same in good working order, condition and repair; and all fixtures and equipment located in the Building and not serving exclusively the Premises (including, without limitation, plumbing and electrical fixtures and equipment not serving exclusively the Premises); maintenance of life safety systems; and, to the extent not paid for directly by Tenant, electricity and other utilities to the Building and the Lot. Landlord Services do not include janitorial services for the Premises, and Tenant shall be solely responsible therefor.
     With respect to maintenance and repair of fixtures and equipment serving exclusively the Premises (including without limitation heating, plumbing, electrical, air conditioning and mechanical fixtures and equipment, whether located within the Premises or elsewhere in the Building), Landlord shall be responsible for maintenance and repair thereof as part of Landlord’s Services.
     Landlord shall, as part of Landlord’s Services, maintain throughout the Term “All Risk” or Special Form property insurance including, but not limited to, fire, extended coverage, vandalism and malicious mischief coverage, terrorism, flood and earth movement, upon the Lot and the Building (including the Premises), in the full replacement cost thereof, as well as such liability, rent loss and other coverages as Landlord or its mortgagee may require. Such insurance shall be consistent with the coverages and amounts customarily required from time to time by institutional mortgagees for comparable properties in the greater Boston area.
     Tenant shall pay to Landlord, as Additional Rent, within twenty (20) days of Landlord’s invoice therefor, Tenant’s Share of the charges actually incurred by Landlord for Landlord’s Services, including any commercially reasonable management fee (provided that such fee in the first Lease Year shall not be more than 15¢ per square foot and shall not increase by more than ten (10%) percent per year during the Term hereof), but excluding the costs of the items listed in Exhibit J. In the event that the Building is not fully occupied at any time, the cost of any Landlord’s Services or other expenses payable by Tenant to Landlord under this Article IV

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which are variable based upon occupancy shall be equitably grossed up to reflect Tenant’s actual usage. Tenant acknowledges that Landlord Services may include charges under the Park Covenants and that some Landlord Services, such as snowplowing and landscaping, may be provided to the entire Park, in which event the cost thereof shall be allocated to the Building on an equitable basis as more particularly described in the Park Covenants. Tenant shall be responsible for Tenant’s Share of the cost of Landlord’s Services for the Building and the Lot, and for Tenant’s Share of the charges allocated to the Lot under the Park Covenants.
     On an annual basis for each calendar year during the Term (or partial calendar year at the beginning and end of the Term), Landlord shall prepare a projected budget for the applicable year in accordance with generally acceptable accounting principles. Landlord shall not be a guarantor of any line item in a Projected Budget. If during any calendar year Landlord believes the Projected Budget should be revised to reflect unforeseen circumstances, Landlord may do so.
     Landlord shall not be responsible under the foregoing provisions of this Section 4.2.4 for any maintenance, repair or replacement of any portion of the Building which is required due to any alterations or improvements performed by or on behalf of Tenant under this Lease (other than the Improvements constructed by Landlord in accordance with Article III, subject to the provisions of Section 3.7 thereof). Landlord may, however, undertake such maintenance, repair or replacement, using reasonable efforts to enforce any warranty or guaranty, and charge the entire cost thereof (including cost of such enforcement) to Tenant as Additional Rent.
          4.2.5 Payments on Account of Taxes, Insurance, Utilities and Maintenance Expenses. Tenant shall pay to Landlord as Additional Rent, on the first day of each month during the Term, such amounts as Landlord may reasonably determine based upon the Projected Budget will be sufficient to provide in the aggregate funds adequate to pay all amounts to be paid by Tenant pursuant to Sections 4.2.1, 4.2.2, 4.2.3, and 4.2.4 hereof, respectively, as and when such amounts become due and payable, and all such payments under this Section shall to the extent thereof relieve Tenant of its reimbursement obligations under said Sections. Landlord shall not adjust such monthly payments more than once per calendar year, except as may be necessitated by unusual variable expenses, such as snow removal costs or unanticipated increases in insurance costs. As soon as practicable after the end of each calendar year ending during the Term and after Lease termination, Landlord shall render a statement (“Landlord’s Statement”) in reasonable detail, which shall be in accordance with generally accepted accounting practices, showing for the preceding calendar year or fraction thereof, as the case may be, the total cost of Landlord Services, and any utilities, insurance and taxes payable by Tenant hereunder. An appropriate payment by Tenant as Additional Rent (or credit by Landlord against Tenant’s future payments on account of Landlord’s Services, taxes, insurance and utilities), shall be made within thirty (30) days after Landlord’s Statement is deliver to Tenant. At the end of the Term, any balance owed to or excess paid by Tenant under this Section shall be paid to Landlord or credited to Tenant, as the case may be, promptly upon the completion of the Term.
          4.2.6 Tenant’s Audit Rights. Upon written request of Tenant not more than once annually, Landlord agrees to make its books and records (including, without limitation, relevant backup materials in Landlord’s possession or control) (collectively, the “Audit Records”) relating to Landlord’s Services and any utilities (including utility payments under Section 4.2.3

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above), insurance and taxes payable by Tenant hereunder for the prior calendar year available for examination and audit during normal business hours at Landlord’s principal office, at its manager’s office, or at the Building; provided that any such examination or audit shall be by an employee of Tenant, a certified public accounting firm, or a qualified real estate professional, the fees of which are not determined on a contingent basis, shall be at Tenant’s sole cost and expense, and may be conducted for any particular calendar year only if a notice is sent by Tenant requesting the same not later than ninety (90) days following delivery of Landlord’s Statement for the applicable calendar year. A Landlord representative shall, upon reasonable notice and at reasonable times, meet with Tenant at Landlord’s principal office or its manager’s office to discuss the Audit Records. If Tenant’s audit discloses a discrepancy which the parties agree (or a court of competent jurisdiction determines in a final non-appealable order) involves an overcharge to Tenant, Landlord shall provide Tenant with a credit against the next installment(s) of Additional Rent in the amount of the overpayment by Tenant, and, in the event that the overcharge exceeds 5%, Landlord shall reimburse Tenant for its reasonable costs in connection with said audit.
     4.3 Late Payment of Rent. If any installment of Fixed Rent or payment of Additional Rent is paid more than five (5) days after the date the same was due, Tenant shall pay as Additional Rent a late fee of four (4%) percent of the amount due (which late fee shall increase to ten (10%) percent of the amount due following any twelve (12) month period in which Landlord has delivered to Tenant two (2) notices of default under the provisions of Section 7.1 below), and the amount due shall bear interest from the due date at the prime commercial rate published by The Wall Street Journal, as it may be adjusted from time to time, plus four percent per annum, but in no event more than the maximum rate of interest allowed by law, the payment of which shall be Additional Rent (provided that Landlord shall provide a five (5) day prior written notice prior to the imposition thereof once in any twelve (12) month period during the Term).
     4.4 Security Deposit.
     Tenant shall deliver to Landlord concurrent with Tenant’s execution of this Lease, an unconditional, clean, irrevocable, fully assignable standby letter of credit (the “LOC”) in the amount of the Security Deposit Amount (as defined in Section 1.1) (the “Security Deposit”), which LOC shall be issued by a commercial bank which is acceptable to Landlord, and which LOC may be presented for payment in a location in Boston, Massachusetts or New York, New York. On thirty (30) days notice, Landlord may require that the LOC be replaced with an LOC issued by a different institution acceptable to it if the creditworthiness of the then issuing bank materially and adversely declines, and failing such replacement, Landlord may draw upon the LOC and hold the proceeds as an “LOC Security Deposit” (hereafter defined). The LOC shall be in form and content as attached hereto as Exhibit H for a term of not less than one (1) year, and at the end of the Term shall have an expiration date not earlier than sixty (60) days after the scheduled expiration date of the Term. Tenant shall pay all expenses, points and/or fees associated with obtaining the LOC and with any transfer thereof. At Landlord’s election from time to time, the LOC shall name Landlord and its mortgagee as co-beneficiaries.

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     The LOC shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant Defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Fixed Rent and Additional Rent, or if Tenant fails to renew the LOC at least thirty (30) days before its then scheduled expiration, Landlord may, but shall not be required to, draw upon all or any portion of the LOC for payment of any Fixed Rent and Additional Rent or any other sum in default, or for the payment of any amount that Landlord may spend or may become obligated to spend by reason of Tenant’s Default; or to compensate Landlord for any other loss, cost or damage that Landlord may suffer by reason of Tenant’s Default. The use, application or retention of the LOC, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law. The parties agree that Landlord shall not first be required to proceed against the LOC and the LOC shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Any amount of the LOC which is drawn upon by Landlord, but is not used or applied by Landlord, shall be held by Landlord (and need not be segregated in a separate account) and deemed a security deposit (the “LOC Security Deposit”). If any portion of the LOC is drawn upon, Tenant shall, within five (5) business days after written demand therefor, reinstate the LOC to the amount then required under this Lease, and Tenant’s failure to do so shall be a Default under this Lease. Upon Tenant’s reinstatement of the LOC to the amount required under this Lease, Landlord shall promptly return to Tenant the amount of Landlord’s draw on the LOC, but only to the extent Landlord has not used or is not entitled to retain the amount drawn in accordance with this Section. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the LOC Security Deposit and/or the LOC, or any balance thereof, shall be returned to Tenant within sixty (60) days following the later of the expiration of the Term or the vacating of the Premises by Tenant.
     Notwithstanding the foregoing, upon the date which is two (2) years following the Phase I Commencement Date, if (a) Tenant is not then in Default under the Lease, and no event has then occurred which with the passage of time, giving of notice or both would constitute a default under the Lease, (b) no Default has occurred prior to such date, (c) Landlord has not drawn under the Security Deposit pursuant to the provisions of the Lease, and (d) Tenant has delivered to Landlord a replacement LOC in the amount of $759,297.94 (such replacement LOC to be in compliance with the requirements of this Section), then upon Landlord’s receipt of such replacement LOC, the Security Deposit Amount shall be reduced to $759,297.94, such replacement LOC shall be the Security Deposit, and Landlord will return to Tenant the initial LOC in the amount of $911,157.53 which was delivered by Tenant to Landlord and is then being held as the Security Deposit.
     Notwithstanding the foregoing, upon the date which is three (3) years following the Phase I Commencement Date, if (a) Tenant is not then in Default under the Lease, and no event has then occurred which with the passage of time, giving of notice or both would constitute a Default under the Lease, (b) no Default has occurred prior to such date, (c) Landlord has not drawn under the Security Deposit pursuant to the provisions of the Lease, and (d) Tenant has delivered to Landlord a replacement LOC in the amount of $607,438.35 (such replacement LOC to be in compliance with the requirements of this Section), then upon Landlord’s receipt of such replacement LOC, the Security Deposit Amount shall be reduced to $607,438.35, such

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replacement LOC shall be the Security Deposit, and Landlord will return to Tenant the initial LOC in the amount of $759,297.94 which was delivered by Tenant to Landlord and is then being held as the Security Deposit.
     Notwithstanding the foregoing, upon the date which is four (4) years following the Phase I Commencement Date, if (a) Tenant is not then in Default under the Lease, and no event has then occurred which with the passage of time, giving of notice or both would constitute a Default under the Lease, (b) no Default has occurred prior to such date, (c) Landlord has not drawn under the Security Deposit pursuant to the provisions of the Lease, and (d) Tenant has delivered to Landlord a replacement LOC in the amount of $455,578.76 (such replacement LOC to be in compliance with the requirements of this Section), then upon Landlord’s receipt of such replacement LOC, the Security Deposit Amount shall be reduced to $455,578.76, such replacement LOC shall be the Security Deposit, and Landlord will return to Tenant the initial LOC in the amount of $607,438.35 which was delivered by Tenant to Landlord and is then being held as the Security Deposit.
     Upon any conveyance by Landlord of its interest under this Lease, the LOC shall be assigned by Landlord to Landlord’s grantee or transferee and the LOC Security Deposit shall be delivered by Landlord’s grantee or transferee. Upon any such assignment or delivery, Tenant hereby releases Landlord herein named of and from any and all liability with respect to the LOC and LOC Security Deposit, its and their application and return, and Tenant agrees to look solely to such grantee or transferee. This provision shall also apply to subsequent grantees and transferees. Tenant shall pay as additional rent any transfer fees charged by the issuer of the LOC.
ARTICLE V
Tenant’s Additional Covenants
     5.1 Affirmative Covenants. Tenant covenants at its sole expense at all times during the Term and for such prior or subsequent time as Tenant occupies the Premises or any part thereof:
          5.1.1 Perform Obligations. To perform promptly all of the obligations of Tenant set forth in this Lease; and to pay when due the Fixed Rent and Additional Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.
          5.1.2 Use. To use the Premises only for the Permitted Uses, and from time to time to procure all licenses and permits necessary therefor at Tenant’s sole expense.
          5.1.3 Repair and Maintenance. Except as otherwise provided in Section 4.2.4 and Article VI, to keep the interior, non-structural portions of the Premises and all utilities, in a clean and neat condition, and in at least as good order, condition and repair as they are in on the applicable Commencement Date, ordinary wear and tear and damage from fire or other casualty or taking excepted, and to provide maintenance, repair or replacement of the same as necessary to comply with Laws (as defined in Section 5.1.4). It is expressly understood and agreed that, except with respect to performing the Landlord’s Work and the work described Section 4.2.4,

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Landlord shall not be obligated during the term of this Lease to make any repairs or alterations to the Premises. It is further expressly understood that, subject to the provisions of Section 4.2.4, Tenant shall be responsible for the maintenance and repair of HVAC, electrical, mechanical and other utility and building service equipment exclusively servicing the Premises.
          5.1.4 Compliance with Law. To make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority (collectively, “Laws”) and to keep the Premises equipped with all safety equipment so required (provided that Landlord shall perform any capital repairs or replacements required for compliance with Laws or provision of such safety equipment (unless arising from Tenant’s particular use of the Premises, which shall be Tenant’s sole responsibility), subject to Tenant’s obligation to pay for Tenant’s Share of the cost thereof to the extent provided in Exhibit J); to pay all municipal, county, or state taxes assessed against the leasehold interest hereunder, or against personal property of any kind on or about the Premises; to comply with the orders, regulations, variances, licenses and permits of or granted by governmental authorities to Tenant with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises, and the condition, use or occupancy thereof by Tenant, except that Tenant may defer compliance so long as the validity of any such order, regulation, code, ordinance or law shall be contested by Tenant in good faith and by appropriate legal proceedings, if Tenant first gives Landlord appropriate assurance reasonably satisfactory to Landlord against any loss, cost or expense on account thereof, and provided such contest shall not subject Landlord to criminal penalties or civil sanctions, loss of property or material civil liability. Tenant shall also comply with the reasonable requirements of insurance underwriters with respect to Tenant’s business activities in the Premises. Landlord hereby represents to Tenant that the Property complies with the provisions of Section 5300 of the Norwood Zoning By-Law (or to the extent of any noncompliance constitutes a permitted, preexisting condition), without the necessity of a special permit with respect thereto.
          5.1.5 Tenant’s Work. To procure at Tenant’s sole expense all necessary permits and licenses before undertaking any work on the Premises; to do all such work in compliance with the applicable provisions of Section 5.2.3 hereof, to do all such work in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws; to take necessary measures to ensure that no liens for labor or materials will attach to the Premises with respect to any such work; to pay promptly when due the entire cost of any work on the Premises undertaken by Tenant so that the Premises shall at all times be free of liens for labor and materials, except that Tenant may, in good faith and by appropriate legal proceedings, contest the validity of any charges on account of any such work so long as Tenant bonds over any lien arising from such charges; to employ for such work one or more responsible contractors whose labor will work without interference with other labor working on the Premises; to not interfere with design and construction alterations in the Building by Landlord and others provided the same does not interfere in any material way with Tenant’s work or Tenant’s operations in the Premises; to require any such contractors to carry worker’s compensation insurance in accordance with statutory requirements and commercial general public liability insurance covering such contractors on or about the Premises in amounts that at least equal $2,000,000, and to submit certificates evidencing such coverage to Landlord prior to the

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commencement of such work; and to save Landlord and all other Indemnified Parties (defined in Section 5.1.6) harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work.
          5.1.6 Indemnity. To defend, with counsel approved by Landlord (which approval shall not be unreasonably withheld or delayed) all actions against Landlord, any member, partner, trustee, stockholder, officer, director, employee or beneficiary of Landlord or any member of Landlord, holders of mortgages on the Premises, any other party having an interest in the Premises and any property or asset manager employed by Landlord (herein, “Indemnified Parties”) with respect to, and shall pay, protect, indemnify and save harmless, to the extent permitted by law, all Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from (a) injury to or death of any person, or damage to or loss of property, on or about the Premises, (b) violation by Tenant of this Lease, (c) from any act, fault, omission, or other misconduct of Tenant or its agents, contractors, licensees, sublessees or invitees, (d) any contest initiated by Tenant referred to in Section 4.2.1, Section 5.1.4, or Section 5.1.5, or (e) the existence, use, generation, storage or disposal of Hazardous Materials (as defined in Section 5.2.2 hereof) on, in or about the Premises, the Building or the Lot or any common facilities appurtenant thereto or any surrounding area by or for Tenant or any agent, employee, contractor, licensee, sublessee or invitee of Tenant, including, without limitation, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from or related to removal of or other remediation respecting any and all such Hazardous Materials, except to the extent the same is occasioned by the negligence of Landlord, its agents, employees or contractors.
          5.1.7 Landlord’s Right to Enter. To permit Landlord and its agents to enter the Premises, at reasonable times and upon reasonable prior notice, to examine the Premises, to make such repairs and replacements as Landlord may elect, without, however, any obligation to do so (except as provided herein), to show the Premises to prospective purchasers, investors and lenders throughout the Term, and, during the last twelve (12) months of the Term, to have access to the Premises for any purpose. Landlord shall use reasonable efforts to avoid interference with Tenant’s operation in the Premises during any such entry.
               Tenant acknowledges and agrees that Landlord shall have the right to install, repair, replace, use or maintain and relocate for service to the Premises and to other parts of the Building, building service fixtures and equipment wherever located in the Building or on the Lot, to alter or relocate any common facilities, provided that any altered or relocated facilities shall be of substantially the same quality and convenience as the facilities being altered or relocated, and to do construction, renovation and repair work in, on or about the Lot and the Park or the Building. Without limiting the foregoing, parking spaces may be temporarily relocated from time to time by Landlord with reasonable prior written notice to Tenant, and roadways, driveways, landscaping buildings, building additions and other improvements may be constructed in, on or about the Lot and the Park, provided that Landlord shall provide shuttle service to any temporary parking relocated outside of the Park. Landlord agrees not unreasonably to obstruct Tenant’s access to or egress from the Premises, to use reasonable

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efforts to perform or cause such work in such a manner as to minimize any disruption to Tenant’s use and occupancy of the Premises and to minimize any disruption to Tenant’s business.
          5.1.8 Personal Property at Tenant’s Risk. All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant, including consequential loss sustained by Tenant including loss of income or extra expenses in continuing to operate, and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, shall be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord.
          5.1.9 Payment of Landlord’s and Tenant’s Cost of Enforcement. To pay on demand Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 7.4. Landlord shall pay to Tenant on demand Tenant’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Landlord under this Lease or in curing any default by Landlord under this Lease.
          5.1.10 Yield Up. At the expiration of the Term or earlier termination of this Lease: to surrender all keys to the Premises, to remove all furnishings, fixtures, equipment and other personal property now or hereafter located in the Premises, purchased or leased by Tenant with its own funds, which are not affixed to the Building or Lot or which Landlord has agreed in writing that Tenant may remove at the expiration of the Term, to remove such installations made by Tenant as Landlord shall have requested at the time of their installation, and all Tenant’s signs wherever located, to repair all damage caused by such removal and to yield up the Premises (including all installations and improvements made by Tenant, except for trade fixtures, and such of said installations or improvements as Landlord shall request Tenant to remove), broom-clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease, ordinary wear and tear and damage due to fire or other casualty or taking excepted. Any property not so removed shall be deemed abandoned and may be retained by Landlord or may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by Landlord in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises. For each day after the expiration of the Term, or the earlier termination of this Lease, and prior to Tenant’s performance of its obligation to yield up the Premises under this Section 5.1.10, Tenant shall pay to Landlord as rent an amount equal to twice the Fixed Rent in effect at the termination of the Lease computed on a daily basis, together with all Additional Rent payable with respect to each such day if this Lease were still in effect. Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant’s delay in surrendering the Premises as above provided.
     Prior to the expiration of this Lease or within thirty (30) days after the earlier termination thereof, Landlord may undertake all steps necessary to obtain certifications from a reputable

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licensed environmental engineer satisfactory to Landlord (Tenant hereby agreeing to cooperate with the same), which confirm that all Hazardous Materials have been removed from the Premises and that the Premises may be reoccupied for light manufacturing, office or other commercial use or renovated without (i) taking any special precautions for such materials, (ii) incurring any special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of such materials, and (iii) incurring regulatory requirements or giving notice in connection with such materials. If such investigation discloses any violation by Tenant of its obligations under this Lease, Tenant shall promptly undertake any required work at Tenant sole expense, and shall reimburse Landlord upon demand for all out-of-pocket costs and expenses incurred by Landlord in connection with obtaining such certifications. Tenant’s obligations hereunder shall survive the expiration or earlier termination of this Lease.
          5.1.11 Estoppel Certificate. Upon not less than 15 days prior notice by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing, addressed to such party as Landlord shall designate in its notice to Tenant, certifying that this Lease is unmodified and in full force and effect and that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Fixed Rent and Additional Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Fixed Rent and Additional Rent and other charges have been paid and a statement that Landlord is not in default hereunder (or if in default, the nature of such default, in reasonable detail). Any such statement delivered pursuant to this Section 5.1.11 may be relied upon by any prospective purchaser or mortgagee of the Premises, or any prospective assignee of any such mortgagee. Landlord agrees to provide such statements to Tenant upon request upon the same terms and conditions.
          5.1.12 Landlord’s Expenses Re Consents. To reimburse Landlord promptly on demand for all reasonable third party expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.
          5.1.13 Financial Statements. To furnish to Landlord annually within ninety (90) days of the end of each calendar year during the Term, Tenant’s most recent audited financial statements (including any notes to them) or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been most recently prepared by an independent certified public accountant or, if no such statements have been prepared, current internally prepared financial statements in form reasonably acceptable to Landlord, certified by Tenant’s Chief Financial Officer. Notwithstanding the foregoing, Tenant shall not be required to deliver to Landlord such financial statements during any period in which the stock of Tenant is listed on a national securities exchange and such statements are publicly available. At any time during which Tenant is not a public company, Landlord shall maintain the confidentiality of financial statements provided by Tenant hereunder, and shall not disclose the same, except to purchasers, investors, lenders, prospective lenders, prospective purchasers, and prospective investors, all of whom shall agree as a condition of such disclosure to be bound by the confidentiality provisions hereof. Tenant agrees that in the event Tenant’s corporate structure is altered through merger, acquisition or the like, such that Tenant becomes a subsidiary of another

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corporate entity, any and all financial statements delivered by Tenant pursuant to this Section will contain financial information pertaining only to Tenant’s operations and not to any such parent (unless the parent is liable for the obligations of Tenant under this Lease). The foregoing shall not be deemed to constitute Landlord’s consent to any Transfer or in any way derogate from the provisions of Section 5.2.1. Tenant represents and warrants that any financial statements provided by it to Landlord were true, correct and complete when provided, and that no material adverse change has occurred since that date which would render them inaccurate or misleading, and each delivery of financial statements hereunder to Landlord shall be deemed a representation and warranty that such statements are true, correct and complete as of the date of delivery to Landlord. Without limitation of any other obligation under this Lease, the parties agree that this Section 5.1.14 shall apply to each person or entity which is liable to Landlord under this Lease, including any guarantor of this Lease pursuant to the provisions of Section 5.2.1(a) below.
     5.2 Negative Covenants. Tenant covenants at all times during the Term and for such further time as Tenant occupies the Premises or any part thereof:
          5.2.1 Assignment and Subletting.
          (a) Tenant shall not assign, mortgage, pledge or otherwise transfer this Lease or make any sublease of the Premises, or permit occupancy of any part thereof by anyone other than Tenant (any such act being referred to herein as a “Transfer” and the other party with whom Tenant undertakes such act being referred to herein as a “Transferee”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Without limitation of the foregoing, Landlord may refuse consent in its sole discretion (a) to any Transfer to any governmental or quasi-governmental authority or agency, to any entity in connection with use by or affiliation with a foreign government, to an entity for the provision of social or clinical services, to any non-profit entity, and to any existing tenant in the Building or any prospective tenant with whom Landlord has been in active negotiations in the one hundred eighty (180) days prior to Tenant’s first contact with such prospective tenant, (b) to any Transfer which would in Landlord’s good faith opinion impair or harm the reputation or value of the Building, change the character of the Building or interfere or be inconsistent with use and enjoyment of Building by the other tenants or prospective tenants, or (c) to any Transfer in connection with a proposed use other than the Permitted Use. In all other cases, Landlord agrees that it shall not unreasonably withhold its consent to any proposed Transfer of the Premises by Tenant, pending Landlord’s satisfactory review of the information to be supplied by Tenant regarding, among other matters, all material terms of the proposed Transfer, the proposed Transferee’s creditworthiness and prospects, and its intended use of the Premises, and the compatibility of such use with the character of the Building. It shall not be reasonable for Landlord to withhold consent based upon the amount charged by Tenant in connection with a Transfer. Any request by Tenant for such consent shall be in writing and shall include the name of the proposed Transferee, the nature of its business and proposed use of the Premises, complete information as to its financial condition and prospects, and all material terms and conditions of the proposed Transfer. Tenant shall supply such additional information about the proposed Transfer

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and Transferee as the Landlord reasonably requests, and Landlord shall provide written notice of its approval or disapproval (which disapproval shall state with specificity the basis therefor) within fifteen (15) business days of Landlord’s receipt of all information required hereunder. If Tenant is a corporation, partnership, limited liability company or other business organization, the following matters shall constitute a Transfer: (i) the transfer of or issuance of ownership interests, whether in one transaction or a series, of a controlling interest in Tenant, or (ii) a reduction of Tenant’s assets to the point that this Lease constitutes a substantial portion of Tenant’s assets.
     Notwithstanding the foregoing, (a) Tenant may assign its entire interest under this Lease to or sublease all or a portion of the Premises to an entity controlling, controlled by, or under common control with Tenant, without the need for Landlord’s consent, provided Tenant is not then in Default hereunder and it provides evidence reasonably satisfactory to Landlord that the assignee or sublessee is controlling, controlled by or under common control with Tenant, and a complete copy of the relevant assignment or sublease document, but consent is not required only so long as such entity is so controlling, controlled by or under common control with Tenant, and (b) Tenant may assign its entire interest in this lease to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord, provided that all of the following conditions are satisfied and provided an Assumption Document (hereafter defined) is executed by the assignee and delivered to Landlord: (i) Tenant is not in Default under this Lease, (ii) Tenant’s successor shall own all or substantially all of the assets or the stock of Tenant; (iii) Tenant shall give Landlord written notice at least ten (10) days prior to the effective date of the proposed purchase, merger, consolidation, or reorganization (unless such notice is prohibited by applicable law, in which event, Tenant shall give such notice to Landlord within ten (10) days after the closing of such transaction), and (iv) either (x) the Net Worth of the successor entity is at least equal to the Net Worth of Tenant as of the Date of this Lease (which the parties hereby agree is at least $70,000,000.00), or (y) until the successor Tenant entity has a Net Worth of at least $70,000,000.00, or Tenant shall have provided Landlord a guaranty in the form attached hereto as Exhibit J from a person or entity having a Net Worth of at least $70,000,000.00, Tenant shall provide to Landlord in lieu thereof the Additional Security Deposit, as hereinafter defined. The “Additional Security Deposit” shall be in the form of a letter of credit governed by and in compliance with the provisions of Section 4.4 above, except that the amount of the Additional Security Deposit shall initially be in the amount of all Annual Fixed Rent and Additional Rent for the balance of the Term remaining from and after the date of the assignment, and shall be reduced on each anniversary of such assignment by the reduction in such remaining balance, provided that in no event shall the Additional Security Deposit be reduced below $5,000,000.00. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. Notwithstanding anything to the contrary contained herein, in the event that all or substantially all of the assets or stock of Tenant are transferred, Tenant shall cause to be delivered to Landlord an instrument of assumption or guaranty in form satisfactory to Landlord pursuant to which the entity (and if it is a subsidiary of one or more entities, it and their respective parent entities) become primarily liable under this Lease. Any transfers permitted under this grammatical paragraph are referred to herein as a “Permitted Transfer.”

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          (b) Any Transfer shall specifically make applicable to the Transferee all of the provisions of this Section so that Landlord shall have against the Transferee all rights with respect to any further Transfer which are set forth herein. No Transfer (including without limitation a Permitted Transfer and any Transfer subsequent to a prior Transfer) shall affect the continuing primary liability of Tenant (including without limitation the originally named Tenant and any successor by assignment), which continuing primary liability shall be joint and several with each Transferee. No consent to any Transfer in a specific instance shall operate as a waiver in a subsequent instance. No Transfer shall be binding upon Landlord or its successors, unless Tenant shall deliver to Landlord an instrument reasonably satisfactory to Landlord (an “Assumption Document”) containing a covenant of assumption of all of the obligations of Tenant hereunder by the Transferee running to Landlord and all persons claiming by, through or under Landlord, provided that Landlord shall be under no obligation to recognize any subtenant upon termination of this Lease. The Transferee’s failure to execute such instrument shall not, however, release or discharge Transferee from its liability as a Transferee hereunder. Tenant shall not enter into any Transfer that provides for rental or other payment based on the net income or profits derived from the Premises. With respect to any Transfer other than a Permitted Transfer, Landlord shall be entitled to receive fifty percent (50%) of all consideration, however realized, which is received by Tenant on account of such Transfer in excess of the Annual Fixed Rent and Additional Rent reserved in this Lease applicable to the space being Transferred, after deducting therefrom all reasonable brokerage fees, fit-up expenses, marketing costs and attorneys’ fees directly incurred by Tenant attributable to the Transfer. The provisions of this paragraph (b) apply equally to Permitted Transfers and Transfers for which Landlord’s consent is required, except as aforesaid.
          (c) Landlord Option.
               (1) Right to Cancel. Notwithstanding any contrary provision of this Section 5.2.1 in connection with any proposed Transfer other than a Permitted Transfer, if the request is to sublet more than fifty (50%) percent of the Premises, Landlord shall have an option to cancel and terminate this Lease by notice to Tenant with respect to such portion of the Premises which is the subject of the proposed sublease. Landlord may exercise said option in writing within forty-five (45) days after Landlord’s receipt from Tenant of a request to so sublet, and such cancellation or termination shall occur as of the date set forth in Landlord’s notice of exercise of such option, which shall not be less than thirty (30) days nor more than ninety (90) days following the giving of such notice.
               (2) Cancellation. If Landlord exercises Landlord’s option to cancel hereunder, Tenant shall surrender possession of the portion of the Premises which is the subject of the option on the date set forth in such notice in accordance with the provisions of this Lease relating to surrender of the Premises at the expiration of the

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Term. In such event, (i) Annual Fixed Rent after the date of cancellation shall be abated on a pro rata basis, and (ii) Landlord shall have the right to construct a demising wall and perform such other space reconfiguration measures as are necessary between Tenant’s remaining Premises and the premises for which the Lease was cancelled. Tenant shall reimburse Landlord as Additional Rent for the cost to construct such demising wall and perform such other space reconfiguration measures as are necessary within ten (10) days following notice from Landlord.
          (d) Any agreement by which Tenant agrees to enter into or execute any Transfer at the direction of any other party, or assigns its rights in the income arising from any Transfer to any other party, shall itself constitute a Transfer hereunder.
          (e) Any Transfer or attempted Transfer not in compliance with all of the terms and conditions set forth above shall be void, and shall be a Default under this Lease.
          (f) Notwithstanding any contrary provision of this Lease, Tenant shall have no right to assign this Lease or sublet all or any portion of the Premises and any such assignment or sublease shall be void unless on both (i) the date on which Tenant notifies Landlord of its intent to enter into any assignment or sublease and (ii) the date on which such assignment or sublease is to take effect, Tenant is not in Default of any of its obligations under this Lease; provided, however, that Landlord shall retain the right to waive the provisions of this Section 5.2.1.
          (g) The acceptance by the Landlord of the payment of Annual Fixed Rent, Additional Rent or other charges following an assignment, subletting or other Transfer prohibited by this Section 5.2.1 shall not be deemed to be a consent by the Landlord to any such assignment, subletting or other Transfer, nor shall the same constitute a waiver of any right or remedy of the Landlord.
          5.2.2 Occupancy and Use; Landlord’s Representation and Indemnity regarding Hazardous Materials. To use and occupy the Premises only for the Permitted Uses; not to injure or deface the Building, the Lot or any common facilities appurtenant thereto; to keep the Premises clean and in a neat and orderly condition; to comply in all respects with the Park Covenants; and not to permit in the Building any use thereof which is improper, offensive, contrary to law or ordinances, or liable to create a nuisance or to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building; not to dump, flush, or in any way introduce any Hazardous Materials into the septic, sewage or other waste disposal system serving the Premises, the Lot or any common facilities appurtenant thereto; not to introduce, generate, store, use or dispose of Hazardous Materials in, on or about the Premises, the Lot or any common facilities appurtenant thereto except in strict compliance with the requirements of applicable law in connection with Tenant’s business activities in the Premises; not to dispose of Hazardous Materials from the Premises to any other location; to notify Landlord of any incident which would require the filing of a notice under applicable federal, state, or local law on the Premises, the Lot or any common facilities appurtenant thereto; and to cause the Premises to comply with the Americans with Disabilities Act; to comply with all laws, regulations and orders of governmental authorities,

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including without limitation those relating to zoning, building, fire, health and safety, applicable to the Premises, the Lot or any common facilities appurtenant thereto. As used herein, “Hazardous Materials” shall mean and include, but shall not be limited to, any petroleum product and all hazardous or toxic wastes or substances, any substances which because of their quantitative concentration, chemical, radioactive, flammable, explosive, infectious or other characteristics, constitute or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including, without limitation, any asbestos (whether or not friable) and any asbestos-containing materials, waste oils, solvents and chlorinated oils, polychlorinated biphenyls (PCBs), toxic metals, etchants, pickling and plating wastes, explosives, reactive metals and compounds, pesticides, herbicides, radon gas, urea formaldehyde foam insulation and chemical, biological and radioactive wastes, or any other similar materials or any hazardous or toxic wastes or substances which are included under or regulated by any federal, state or local law, rule or regulation (whether now existing or hereafter enacted or promulgated, as they may be amended from time to time) pertaining to environmental regulations, contamination, clean-up or disclosures, and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (“RCRA”); Superfund Amendments and Reauthorization Act of 1986, Public Law No. 99-499 (signed into law October 17, 1986) (“SARA”); Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq. (“TSCA”); Massachusetts Oil and Hazardous Material Release Prevention and Response Act, M.G.L. c. 21E; Massachusetts Hazardous Waste Management Act, M.G.L. c. 21C; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; or any other state superlien or environmental clean-up or disclosure statutes (all such laws, rules and regulations being referred to collectively as the “Environmental Laws”). Tenant shall, upon request of Landlord, deliver to Landlord a certification as to all Hazardous Materials used by Tenant in the Premises, together with copies of all permits, manifests, and other documentation requested by Landlord to confirm Tenant’s compliance with the requirements of this Lease. Without limitation of the foregoing, Landlord reserves the right to conduct environmental assessments of Tenant’s activities in the Premises from time to time, the cost of which shall be borne by Tenant in the event that any such assessment discloses any violation of applicable legal requirements.
          5.2.3 Installation, Alterations or Additions. Not to make any installations, alterations or additions in, to or on the Premises, the Building or the Lot (including, without limitation, buildings, lawns, planted areas, walks, roadways, parking and loading areas) nor to permit the making of any holes in the walls, partitions, ceilings or floors, nor permit the painting or placing of any exterior signs, placards or other advertising media, awning, aerials, antennas, or flagpoles, or the like, without on each occasion obtaining the prior written consent of Landlord, and then only in accordance with Section 5.1.5 pursuant to plans and specifications approved by Landlord in advance in each instance, such approval in the case of proposed installations, alterations or additions in, to or on the Premises not to be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the consent of Landlord shall not be required for interior non-structural alterations of the Premises having a cost of no more than Fifty Thousand ($50,000.00) Dollars (as increased annually by the increase in the “Consumer Price Index for All Urban Consumers, Boston, Massachusetts Area, All Items, Index Base 1982-84-100”, published

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by the United States Department of Labor, Bureau of Labor Statistics, or any revision thereof or substitute thereof hereafter published by that Bureau or if there ceases to be any substitute, or equivalent shall be reconciled appropriately to the above Price Index and for the said 1982-1984 Index Base Years).
          5.2.4 Signage. Tenant shall have the right, subject to Landlord’s reasonable approval in accordance with Section 5.2.3, and in compliance with applicable legal requirements and the Park Covenants, to (i) non-exclusive use of a Building monument sign at the entrance to the main parking lot for the Building which displays Tenant’s name, (ii) directional signs within the Park, and (iii) exterior signage at the entrance to the Premises. Landlord and Tenant shall work cooperatively to harmonize Tenant’s corporate signage standards, including style, color, size, and lighting, with Landlord’s standards for the Park and the Building. The cost of fabrication and installation of signs shall be Tenant’s responsibility. All work shall be in compliance with all applicable laws, codes and regulations, any applicable Park Covenants, and the provisions of Section 5.1.5. If Landlord at any time provides another tenant in the Building with signage rights more favorable than those provided to Tenant hereunder, Tenant’s signage rights shall be adjusted such that Tenant has signage rights comparable to such other tenant
ARTICLE VI
Casualty or Taking
     6.1 Termination. In the event that the Building, the Premises or the Lot, or any material part thereof, shall be taken by any public authority or for any public use, or by the action of any public authority, then this Lease may be terminated by thirty (30) days written notice at the election of Landlord. Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant within 90 days after the right of election accrues. Either Landlord or Tenant may terminate this Lease upon thirty (30) days prior written notice to the other party in the event of any such casualty or taking which results in damage which cannot in the reasonable judgment of Landlord’s architect be restored within twelve (12) months after the date thereof (Landlord hereby agreeing to provide such estimate within sixty (60) days of a casualty or taking, such election by Tenant to be made within thirty (30) days after Landlord’s notice of the estimated time period for restoration.
     6.2 Restoration. If this Lease is not terminated in accordance with Section 6.1, this Lease shall continue in force and a just proportion of the rent reserved, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated until the Premises, or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such taking, destruction or damage and subject to zoning and building laws or ordinances then in existence, provided, however, that if the Premises are not substantially restored to the condition the same were in prior to such damage such that there is a material negative impact on Tenant’s use and enjoyment of the Premises within twelve (12) months after such taking, destruction or damage, Tenant shall have the right to terminate this Lease upon thirty (30) days prior written notice to Landlord (provided

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that the termination notice shall be void and without force or effect if Landlord substantially completes restoration within such thirty-day period). Net proceeds of insurance recovered or damages awarded refers to the gross amount of such insurance required to be maintained by Landlord hereunder, or damages, less the reasonable expenses of Landlord in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services.
     6.3 Award. Irrespective of the form in which recovery may be had by law, all rights to damages or compensation for the Premises, the Building and the Lot, including the improvements thereto, shall belong to Landlord in all cases (excepting therefrom any insurance proceeds payable to Tenant in respect of it loss of personal property or damages arising from business interruption). Tenant hereby grants to Landlord all of Tenant’s rights to such damages and covenants to deliver such further assignments thereof as Landlord may from time to time request. Tenant may separately pursue an award for its personal property, equipment and moveable trade fixtures, and moving expenses.
ARTICLE VII
Defaults
     7.1 Events of Default. (a) If Tenant shall default in the performance of any of its obligations to pay the Fixed Rent or Additional Rent hereunder and if such default shall continue for 5 days after written notice of any such default, or (b) if Tenant shall default in the performance of any of its obligations to pay Additional Rent hereunder and if such default shall continue for 5 days after delivery of written notice from Landlord, or (c) if Tenant fails to provide an estoppel certificate to Landlord within the time period provided and otherwise in accordance with Section 5.1.11 hereof, or (d) if Tenant fails to timely procure and maintain any insurance as required by any provision of this Lease, or (e) if Tenant assigns this Lease or subleases any portion of the Premises in violation of Section 5.2.1, or Tenant fails to reinstate the LOC pursuant to the terms of Section 4.4, or (f) if within 30 days after written notice from Landlord to Tenant specifying any other default or defaults Tenant has not cured the same (or if the same is curable but not within such 30 day period, Tenant has commenced such cure within such 30 days and thereafter diligently prosecuted the same to completion, provided that such cure shall be completed within no later than 90 days), or (g) if Tenant or any present or future guarantor of all or any portion of Tenant’s obligations under this Lease (a “Guarantor”) becomes insolvent or fails to pay its debts as they fall due, or (h) if a trust mortgage or assignment is made by Tenant or by any Guarantor for the benefit of creditors, or (i) if Tenant or any Guarantor proposes a composition, arrangement, reorganization or recapitalization with creditors, or (j) if the leasehold estate under this Lease or any substantial part of the property of Tenant or of any Guarantor is taken on execution, or by other process of law, or is attached or subjected to any other involuntary encumbrance and the same is not dismissed within ninety (90) days, or (k) if a receiver, trustee, custodian, guardian, liquidator or similar agent is appointed with respect to Tenant or any Guarantor, or if any such person or a mortgagee, secured party or other creditor takes possession of the Premises or of any substantial part of the property of Tenant or of any Guarantor, and, in either case, if such appointment or taking of possession is not terminated within ninety (90) days after it first occurs, or (l) if a petition is filed by or with the consent of Tenant or of any Guarantor under any federal or state law concerning bankruptcy, insolvency, reorganization, arrangement, or relief from creditors, or (m) if a petition is filed against Tenant or against any Guarantor under any federal or state law concerning bankruptcy, insolvency,

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reorganization, arrangement, or relief from creditors, and such petition is not dismissed within thirty (30) days thereafter, or (n) except for a Permitted Transfer, if Tenant or any Guarantor which is a corporation dissolves or is dissolved or liquidates or adopts any plan or commences any proceedings the result of which is intended to include dissolution or liquidation (each of (a)-(n) shall be a “Default”) then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter and without demand or notice and with process of law enter into and upon the Premises or any part thereof in the name of the whole or mail a notice of termination addressed to Tenant, and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and upon such entry or mailing as aforesaid this Lease shall terminate, Tenant hereby waiving all statutory rights (including without limitation rights of redemption, if any, to the extent such rights may be lawfully waived) and Landlord, without notice to Tenant, may store Tenant’s effects, and those of any person claiming through or under Tenant at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.
     7.2 Remedies. In the event that this Lease is terminated under any of the provisions contained in Section 7.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay forthwith to Landlord, as compensation, the excess of the total rent reserved for the residue of the Term over the rental value of the Premises for said residue of the Term, discounted to present value at the then prime rate of interest published by the Wall Street Journal. In calculating the rent reserved there shall be included, in addition to the Fixed Rent and Additional Rent, the value or all other considerations agreed to be paid or performed by Tenant for said residue, including the reimbursement by Tenant of the cost of the Landlord’s Work as set forth in Section 3.1 above. Tenant further covenants as additional and cumulative obligations after any such termination to pay punctually to Landlord all the sums and to perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to the next preceding sentence Tenant shall be credited with the portion of any amount paid to Landlord as compensation as in this Section 7.2 provided, allocable to the corresponding portion of the Term and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord’s expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord shall use commercially reasonable efforts to (i) relet the Premises or any part or parts thereof, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its reasonable judgment considers advisable or necessary to relet the same, and to (ii) make such alterations, repairs and decorations in the Premises as Landlord in its reasonable

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judgment considers advisable or necessary to relet the same. No action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid.
          Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings under any federal or state law relating to bankruptcy or insolvency or reorganization or arrangement, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than the amount of the loss or damages referred to above.
     7.3 Remedies Cumulative. Any and all rights and remedies which Landlord or Tenant may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.
     7.4 Landlord’s Right to Cure Defaults. Landlord may, but shall not be obligated to, cure, at any time, following 10 days’ prior notice to Tenant, except in cases of emergency when no notice shall be required, any Default by Tenant under this Lease; and whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorneys’ fees, in curing a Default shall be paid by Tenant to Landlord as Additional Rent on demand, together with interest thereon at the rate provided in Section 4.3 from the date of payment by Landlord to the date of payment by Tenant.
     7.5 Effect of Waivers of Default. Any consent or permission by Landlord or Tenant to any act or omission which otherwise would be a breach of any covenant or condition herein, or any waiver by Landlord or Tenant of the breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise, except as to the specific instance, operate to permit similar acts or omissions.
          The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.
     7.6 No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, unless Landlord elects by notice to Tenant to credit such sum against the most recent installment due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed a waiver, an agreement or an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

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ARTICLE VIII
Mortgage; Park Covenants
     8.1 Rights of Mortgage Holders. The word “mortgage” as used herein includes mortgages, deeds of trust or other similar instruments evidencing other voluntary liens or encumbrances, and modifications, consolidations, extensions, renewals, replacements and substitutes thereof. The word “holder” shall mean a mortgagee, and any subsequent holder or holders of a mortgage. Until the holder of a mortgage shall enter and take possession of the Premises for the purpose of foreclosure, such holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Premises for the purpose of foreclosure, such holder shall have all the rights of Landlord. Notwithstanding any other provision of this Lease to the contrary, including without limitation Section 9.4, no such holder of a mortgage shall be liable either as mortgagee or as assignee, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall enter and take possession of the Premises for the purpose of foreclosure. Upon entry for the purpose of foreclosure, such holder shall be liable to perform all of the obligations of Landlord accruing from and after such entry, subject to and with the benefit of the provisions of Section 9.4, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the Premises. No Fixed Rent, Additional Rent or any other charge shall be paid more than 30 days prior to the due dates thereof and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee in possession or in the process of foreclosing its mortgage) be a nullity as against such mortgagee and Tenant shall be liable for the amount of such payments to such mortgagee.
          The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a holder of a mortgage (including, without limitation, the covenants and agreements contained in this Section 8.1) constitute a continuing offer to any person, corporation or other entity, which by accepting a mortgage subject to this Lease, assumes the obligations herein set forth with respect to such holder; such holder is hereby constituted a party of this Lease as an obligee hereunder to the same extent as though its name were written hereon as such; and such holder shall be entitled to enforce such provisions in its own name. Tenant agrees on request of Landlord to execute and deliver from time to time any commercially reasonable agreement which may be necessary to implement the provisions of this Section 8.1.
     8.2 Lease Subordinate to Mortgages. This Lease is and shall continue to be subject and subordinate to any presently existing and any future mortgage or mortgages secured by the Premises, and to any and all advances hereafter made thereunder, and to the interest of the holder or holders thereof in the Premises, provided that (i) Landlord shall obtain an agreement on the part of any current mortgagee in a commercially customary and reasonable form, to not disturb Tenant’s rights of possession hereunder, conditioned upon Tenant not being in default under any of the terms of this Lease, and (ii) Landlord shall use reasonable efforts to obtain from any future mortgagee on Tenant’s behalf an agreement on the part of such mortgagee in a commercially

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customary and reasonable form, to not disturb Tenant’s rights of possession hereunder, provided that in no event shall any failure of Landlord to obtain such an agreement from a future mortgagee affect the obligations of Tenant hereunder. In any event, the mortgagee, or any purchaser at a foreclosure sale or otherwise, shall not be:
          (a) liable for any act or omission of a prior Landlord (including the mortgagor), except for acts or omissions of a continuing nature only to the extent the same continue after the date that the mortgagee or purchaser at a foreclosure sale takes possession of the Premises; or
          (b) subject to any offset or defenses which the Tenant might have against any prior Landlord (including mortgagor); or
          (c) bound by any rent or additional rent which the Tenant might have paid in advance to any prior Landlord (including the mortgagor), for any period beyond the month in which foreclosure or sale occurs; or
          (d) bound by any security deposit which Tenant may have paid to any prior Landlord (including the mortgagor), unless such deposit is in an escrow fund held by or available to the mortgagee; or
          (e) bound by any agreement or modification of the Lease made without the consent of the mortgagee; or
          (f) bound by any notice of termination given by any prior Landlord (including the mortgagor) without the mortgagee’s written consent thereto; or
          (g) personally liable under this Lease; any mortgagee’s liability under the Lease shall be limited to its ownership interest in the Premises; or
          (h) liable for any fact or circumstance or condition to the extent existing or arising prior to the mortgagee’s (or such purchaser’s) succession to the interest of the Landlord under the Lease, except to the extent that any such fact or circumstance or condition is of a continuing nature, and then only to the extent the same continues after the date that the mortgagee or purchaser takes possession of the Premises, and such mortgagee or such purchaser further shall not be liable except during that period of time, if any, in which such mortgagee or purchaser and Tenant are in privity of estate.
     Notwithstanding the foregoing, any mortgagee may at its election subordinate its Mortgage to this Lease without the consent or approval of Tenant.
     8.3 Park Covenants. This Lease shall be subordinate to that certain Declaration of Covenants, Easements and Restrictions recorded in the Norfolk Registry of Deeds on February 10, 2005 in Book 22094, Page 439, and which Landlord may hereafter amend from time to time without the consent of Tenant, provided such amendment does not materially derogate from any rights of Tenant hereunder.

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ARTICLE IX
Miscellaneous Provisions
     9.1 Notices from One Party to the Other. All notices required or permitted hereunder shall be in writing and addressed, if to the Tenant, at the Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord with a copy to 141 Needham Street, Newton, MA 02464, Attention: Chief Financial Officer, and, if to Landlord, at the Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant, with a copy to Common Fund Realty, Inc., 15 Old Danbury Road, P.O. Box. 812, Wilton, CT 06897, Attention: Mr. James Keary, and to Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, Attention: Katharine E. Bachman, Esq. Any notice shall be deemed duly given when deposited in the U.S. Mail, mailed to such address postage prepaid, registered or certified mail, return receipt requested, when deposited with a recognized overnight courier service, or when delivered to such address by hand with receipt acknowledged.
     9.2 Quiet Enjoyment. Landlord agrees that upon Tenant’s paying the rent and performing and observing the terms, covenants, conditions and provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.
     9.3 Lease not to be Recorded. Tenant agrees that it will not record this Lease. Upon request of either party, both parties shall execute and deliver, after the Term begins, a statutory notice of this Lease in form appropriate for recording or registration, and if this Lease is terminated before the Term expires, an instrument in such form acknowledging the date of termination.
     9.4 Bind and Inure; Limitation of Landlord’s Liability. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No owner of the Premises shall be liable under this Lease except for breaches of Landlord’s obligations occurring while owner of the Premises. The obligations of Landlord shall be binding upon the assets of Landlord which comprise the Premises but not upon other assets of Landlord. No individual member, partner, trustee, stockholder, officer, director, employee or beneficiary of Landlord or any member of Landlord shall be personally liable under this Lease and Tenant shall look solely to Landlord’s interest in the Building, the Premises and the Lot in pursuit of its remedies upon an event of default hereunder, and the general assets of Landlord and of the individual members, partners, trustees, stockholders, officers, employees or beneficiaries of Landlord or any member of Landlord shall not be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Tenant.
     9.5 Landlord’s Default. Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of thirty (30) days following receipt of notice from Tenant (or such lesser period as may be reasonable in the circumstances in the event of an imminent threat to person or property, without response from Landlord within two (2) business

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days notice thereof), or such additional time as is reasonably required to correct any such default after notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged default. Neither party shall be liable in any event for incidental or consequential damages to the other party by reason of any default by a party hereunder, whether or not that party is notified that such damages may occur. Tenant shall have no right to terminate this Lease for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any rent due hereunder.
     9.6 Brokerage. Each of Landlord and Tenant warrants and represents that it has had no dealings with any broker or agent in connection with this Lease other than Trammell Crow Company and Grubb & Ellis, who shall each be paid by Landlord pursuant to separate written agreement, and covenants to defend with counsel reasonably approved by the other, hold harmless and indemnify the other from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or agent with respect to the indemnifying party’s dealings in connection with this Lease or the negotiation thereof.
     9.7 Applicable Law and Construction.
          9.7.1 Applicable Law. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located. If any term, covenant, condition or provision of this Lease or the application thereof to any person or circumstances shall be declared invalid, or unenforceable by the final ruling of a court of competent jurisdiction having final review, the remaining terms, covenants, conditions and provisions of this Lease and their application to persons or circumstances shall not be affected thereby and shall continue to be enforced and recognized as valid agreements of the parties, and in the place of such invalid or unenforceable provision, there shall be substituted a like, but valid and enforceable provision which comports to the findings of the aforesaid court and most nearly accomplishes the original intention of the parties.
          9.7.2 No Other Agreement. There are no oral or written agreements between Landlord and Tenant affecting this Lease. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant.
          9.7.3 No Representations by Landlord. Neither Landlord nor any agent of Landlord has made any representations or promises with respect to the Premises or the Building except as herein expressly set forth, and no rights, privileges, easements or licenses are granted to Tenant except as herein expressly set forth.
          9.7.4 Titles. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.
          9.7.5 “Landlord” and “Tenant”. Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively. If there be more than one tenant the obligations imposed by this Lease upon Tenant shall be joint and several.

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          9.7.6 No Surrender. The delivery of keys to any employee of Landlord or to any manager or any employee or agent thereof shall not operate as a termination of this Lease or a surrender of the Premises. No act by Landlord or Manager or any employee or agent thereof shall be deemed an acceptance of a surrender of the Premises.
          9.7.7 Cumulative Remedies. The specific remedies to which either party may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by a party of any provisions of this Lease. In addition to the other remedies provided in this Lease, each party shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.
          9.7.8 Force Majeure. In any case where either party is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other similar causes beyond a party’s reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a “reasonable time”, and such time shall be deemed to be extended by the period of such delay.
          9.7.9 Business Days. For purposes hereof, a “business day” shall mean a weekday which is not a public holiday in Suffolk County, Massachusetts.
          9.7.10 Additional Rent. Any sum, charge or expense payable by Tenant hereunder shall constitute Additional Rent.
     9.8 Submission Not an Offer. The submission of a draft of this Lease or a summary of some or all of its provisions does not constitute an offer to lease or demise the Premises, it being understood and agreed that neither Landlord nor Tenant shall be legally bound with respect to the leasing of the Premises unless and until this Lease has been executed by both Landlord and Tenant and a fully executed copy delivered.
     9.9 Authority of Tenant. Tenant represents and warrants to Landlord (which representations and warranties shall survive the delivery of this Lease) that: (a) Tenant (i) is duly organized, validly existing and in good standing under the laws of its state of incorporation or creation, (ii) has the corporate or other power and authority to carry on businesses now being conducted and is qualified to do business in the Commonwealth of Massachusetts, and (iii) has the corporate or other power to execute and deliver and perform its obligations under this Lease, and (b) the execution, delivery and performance by Tenant of its obligations under this Lease have been duly authorized by all requisite corporate or other action and will not violate any provision of law, any order of any court or other agency of government, the corporate charter or by-laws or other governing documents of the Tenant or any indenture, agreement or other instrument to which it is a party or by which it is bound. Contemporaneously with Tenant’s execution and delivery of this Lease, Tenant shall furnish to Landlord written evidence of such authorization.

41

[End of text on page]

42

     WITNESS the execution hereof under seal as of the day and year set forth in Section 1.1.
Landlord:
CFRI/CQ NORWOOD UPLAND, L.L.C.,
a Delaware limited liability company

By:	CFRI Norwood Upland, L.L.C., a Delaware
limited liability company, its managing member

	By:	CRI Property Trust,
a Maryland real estate investment trust,
its sole member

		By:	/s/ Timothy M. Shine

Name: Timothy M. Shine
Title: Vice President
Tenant:
ASPECT MEDICAL SYSTEMS, INC.,
a Delaware corporation

By:	/s/ Michael Falvey

Name: Michael Falvey
Title: Vice President and Chief Financial Officer
Hereunto duly authorized

43

EXHIBIT A
Legal Description of Lot
     A certain parcel of land with the building thereon located on Upper Road, Norwood, Norfolk County, Massachusetts, shown as Lot 2 on plans entitled “Definitive Subdivision Plans for Upland Woods, Upland Road, Norwood, MA” prepared by Kelly Engineering Group, dated September 1, 2004, revised through November 17, 2004, recorded with the Norfolk Registry of Deeds in Plan Book 532, Plans 98-104 of 2005.

Exhibit A – Page 1

EXHIBIT A-1
Plan of Phase I Premises
(Included in Exhibit F)

Exhibit A-1 – Page 1

EXHIBIT A-2
Plan of Phase II Premises
(Included in Exhibit F)

Exhibit A-2 – Page 1

EXHIBIT A-3
Plan of Phase III Premises
(Included in Exhibit F)

Exhibit A-3 – Page 1

EXHIBIT A-4
Tenant Space Planning for Upland Woods
[TABLE]
Exhibit A-4-Page 1

2

EXHIBIT B
Plan of Mezzanine Space
[GRAPHIC]

Exhibit B – Page 1

EXHIBIT C
BOMA Standards
[GRAPHIC]

Exhibit C – Page 1

EXHIBIT D
Construction Timeline
[GRAPHIC]

Exhibit D – Page 1

EXHIBIT E
Preliminary Site Plan
[GRAPHIC]

Exhibit E – Page 1

EXHIBIT F
Floor Plan
[GRAPHIC]

Exhibit F – Page 1

EXHIBIT G
Outline Specifications
(Follows this page)

Exhibit G – Page 1

EXHIBIT “G”
Outline Specification

11/17/2005
Revised; 2/03/2006

Landlord’s Work

FOR

AT

Building #100
Upland Woods
Norwood, MA

LANDLORDS WORK
I. GENERAL
Tenant shall approve the design and construction documentation and all construction to complete the Tenant Improvements (“Landlord’s Work”) in accordance with the Proposed Building Rendering, Dwg. DS 6.00, Floor Plans, Dwg. DS 6.02 and DS 6.03, and Site Plan Dwg. DS 6.01, prepared by R&K Architectural Associates, Inc., dated 11/17/2005.
General Contractor: The general contractor shall be Campanelli Associates Construction Corporation.
The Landlord, its general contractor and the subcontractors agree to furnish all the material and perform all work necessary to complete the construction and execution of Landlord’s Work to the Premises and to render Premises acceptable for occupancy by the Tenant and to furnish all architectural, engineering and contracting services, structures, equipment, working/permit drawings, labor, materials, taxes and other facilities and to do all other things necessary, proper or incidental thereto, all in strict accordance with Landlord’s Work and any future changes thereto.
The General Contractor agrees to execute all Landlord’s Work in compliance with all applicable building, zoning, fire department, utility company rules/regulations, requirement or ordinances, as well as Tenant’s reasonable insurance requirements, and provide when required all materials, labor, permits, inspections, approvals and the like, for all work, including but not limited to: structural, electrical, plumbing, fire sprinklers, heating, ventilating, air conditioning, security, ingress and egress.
Tenant shall approve all working drawings and finishes prior to commencement of construction. Tenant shall appoint an individual as Tenant’s Representative to make decisions or changes to the plan. No extra work, change, amendment, revision or other directive shall be made unless so ordered and authorized in writing by the Tenant’s Representative and Landlord’s Representative.
The Landlord shall perform all demolition required to complete the Tenant Improvements as described herein. The Tenant’s, leased premises shall be free from asbestos and other hazardous materials upon occupancy.
Landlord to provide Tenant with copies of “Certificate of Occupancy” and/or “Temporary Certificate of Occupancy”.

II. SITEWORK
Tenant Building improvements shall be constructed generally as shown on the Proposed Building Rendering, Dwg. DS 6.00, Floor Plans, Dwg. DS 6.02 and DS 6.03, and Site Plan Dwg. DS 6.01, prepared by R&K Architectural Associates, Inc., dated 11/17/2005.

A.	UTILITIES
1.	All utilities shall be properly designed and constructed to adequately service the base building and the site, including Tenant needs.

2.	All materials for and installation of new or existing water, sewer, drain, gas and electricity shall be in accordance with local, state, and utility company standards and regulations as they apply.

3.	The building is currently served with water and sewer, provided by the Town of Norwood.
B.	PAVED AND LANDSCAPED AREAS
1.	Driveways, walks, parking and trucking areas shall be located as shown on the “Proposed Site Plan” prepared by R&K Architectural Assoc., dated 11/16/05.

2.	All areas, paved and unpaved, shall be graded so as to ensure proper drainage of surface water.

3.	Existing bituminous asphalt pavement shall be resurfaced and striped as shown on the Site Plan Dwg. DS 6.01, prepared by R&K Architectural Associates, Inc., dated 11/17/2005prior to final occupancy. Landlord shall guarantee all paved surfaces for a period of one (1) year from the date of Occupancy by Aspect. Landlord agrees to work with Aspect in creating a mutually agreeable scope of work for the resurfacing/repaving of the parking areas surrounding the building to ensure the correct scope for long term durability of each area.

4.	A reinforced concrete dolly pad measuring 60’ from the face of the building by the full width of the dock area shall be constructed at each loading dock position as shown on the “Proposed Site Plan” prepared by R&K Architectural Assoc., dated 11/16/05.
C.	LANDSCAPING
1.	All existing landscaping surrounding the building shall be trimmed, cleaned and upgraded to present an upscale, professional appearance.

2.	Existing sidewalks, curbs and landscape islands shall be repaired and in good condition upon occupancy by Aspect.

3.	A new reinforced concrete employee patio including proper drainage shall be constructed adjacent to the proposed cafeteria.

4.	All exterior lighting shall be in good working order, and shall be designed to provide adequate night time lighting for parking lots and walkways. Lighting at exterior walkways connecting the building with parking areas shall be illuminated to an average of two (2) foot candles, with a minimum at the most remote location of 1/2 foot candle. New walkway lighting fixtures shall be McGraw-Edison Galleria GS, similar to those installed at the UTI building. See exhibit “A” attached.

5.	Signage; a conduit shall be provided for a free standing sign by others.

6.	A 60’ deep continuous width reinforced concrete dolly pad shall be installed at each loading dock location. See the revised Site Plan for detail.
II. BUILDING EXTERIOR
1.	Exterior concrete walls shall be repaired as necessary, with a rust inhibitive treatment on exposed steel reinforcing and an acrylic compound to match existing concrete surfaces.

2.	All joints in the existing concrete panels shall be caulked, and an annual inspection program instituted to make repairs in the future on an “as needed” basis. Initial caulking is included as Landlord work. Future repairs if needed, shall be performed as routine maintenance and handled as part of CAM charges under the terms of the lease.

3.	All existing unused pipes, ducts and other penetrations in the exterior walls shall be removed and surfaces repaired to match adjacent areas.
III. BUILDING INTERIOR
Tenant Building improvements shall be constructed generally as shown on the Proposed Floor Plans, Dwg. DS 6.02 and DS 6.03, prepared by R&K Architectural Associates, Inc., dated 11/17/2005, attached, and as more specifically described bellow. All work shall be performed in accordance with all applicable federal, state and local codes and regulations.

A.	OFFICE, LAB, PRODUCTION & MANUFACTURING AREAS
1.	Partitions; layout shall be as shown on the Proposed Floor Plans, Dwg. DS 6.02 and DS 6.03, prepared by R&K Architectural Associates, Inc., dated 11/17/2005. Partitions shall be steel studs with 5/8” gypsum drywall each side taped and painted, unless otherwise noted.
a.	Wallboard shall comply with Federal Specifications SS-L-30d and furnished in 48 inch widths and in such lengths as will result in a minimum number of joints.

b.	Steel studs and tracks shall be channel type, zinc coated.

c.	Walls of offices abutting conference rooms, mechanical rooms, toilets, elevators, lobbies, copy rooms, vending rooms, demising partitions and executive offices shall receive fiberglass batt sound insulation. All partitions to extend to 6” above the ceiling grid, except restrooms, conference rooms and executive offices, which will extend to the underside of deck.

d.	All perimeter walls in finished areas shall be insulated per the Massachusetts Building Code, latest edition.

e.	All interior partitions shall receive 1 prime coat and 2 finish coats of Benjamin Moore Eggshell finish, or equal.

f.	Restrooms shall have ceramic tile floors and ceramic tile full height on the wet wall only. All other wall surfaces shall be painted.

g.	Doors and openings shall be provided in the existing four hour rated wall as shown on the Proposed Floor Plans, Dwg. DS 6.02 and DS 6.03, prepared by R&K Architectural Associates, Inc., dated 11/17/2005, and shall be equipped with appropriate fire rated closures.

h.	Fire shutter at employee break area to be aesthetically pleasing.
2.	Glass and Glazing;;
a.	Interior;
1.	Shall be as shown on the Proposed Floor Plans, Dwg. DS 6.02 and DS 6.03, prepared by R&K Architectural Associates, Inc., dated 11/17/2005, and shall be similar to the existing Aspect Medical Systems Newton facility. Landlord shall install glass wall along corridor at the area designated “Production Hardware”

2.	Interior glass walls in the Manufacturing area shall be 1/2” tempered glass, butt glazed. All other interior window walls shall be 1/4” plate glass in aluminum frame similar to the Aspect Medical Systems Newton facility.
b.	Exterior; existing exterior windows shall be repaired or replaced as needed. New punched and strip windows shall be installed in the exterior walls as shown on the Proposed Floor Plans, Dwg. DS 6.02 and DS 6.03, prepared by R&K Architectural Associates, Inc., dated 11/17/2005. New high strip windows shall be installed at the 2nd floor north wall

c.	Building Entrance;
1.	A new two story aluminum and glass entrance lobby structure shall be constructed in accordance with the Building Rendering prepared be R&K Architectural Assoc., dated 11/17/2005, and pending final design review and acceptance by Aspect Medical Systems. This review shall also include the stairwell and it’s design within the new lobby structure.

2.	Entrances at the east Polaroid building wing shall be upgraded as necessary to continue new renovated look throughout the building.
3.	Ceilings;
a.	Ceiling tile materials shall be installed using the following Armstrong tiles, or approved equal;

Ceiling tile Schedule:

Sensor Production area	Armstrong BF # B533
Packing room	Armstrong BF # B533
Monitor Production area	Armstrong BF # B533
Main open office areas	Armstrong BP # 3153 (1” fiberglass “Humiguard”)
Regular offices	Armstrong # 933
Boardroom	Armstrong # 933
Locker room	Armstrong # 933
Restrooms	Armstrong # 933
b.	Acoustical materials shall be installed in accordance with manufacturers recommendations and procedure endorsed by Acoustical and Insulating Materials Association. Suspension shall be installed in accordance with ASTM C636.
4.	Flooring; (except as otherwise specified) shall be provided as follows:
a.	Office areas, with a carpet allowance of $28.00/SY installed cost, including carpet base with Mercer vinyl edge band.

b.	Production Hardware and R&D Labs shall have 3M 8410/8420 series static dissipating flooring, or equal.

c.	Manufacturing Disposables shall have Mannington Bio Spec monolithic sheet vinyl, or equal.

d.	All areas receiving VCT shall have Armstrong Standard Excelon, with Johnsonite – vinyl cove base, or equal.

e.	Warehouse and Machine Shop shall be painted with a light gray, two part epoxy pain. All exposed concrete floors shall be leveled and in good sound condition prior to painting.

f.	Landlord to provide rubber pad floor and mirrored walls in the Fitness Room.

5.	Doors and Hardware; Interior passage doors including of core area doors, shall be as shown on the Proposed Floor Plans, Dwg. DS 6.02 and DS 6.03, prepared by R&K Architectural Associates, Inc., dated 11/17/2005.
a.	Interior passage doors, shall be 1-3/4” solid core, birch veneer, finished with clear polyurethane, in 2” metal frames. All office and conference room doors to have glass sidelights and transom panels.

b.	Hinges: 3 per door, Stanley F179, USs6D, or equal hardware.

c.	Locks, Padlocks and Cylinders: Schlage Lock Co., D series, Athens, D50PD, US 26D, or equal. Function of locks for each door shall be selected by Aspect. Privacy set or passage set locations for interior doors to be located by Aspect. Keying by Aspect.

d.	Stops: H.B. Ives — 436.

e.	Coat Hook – H.B. Ives – 582.

f.	Closers: LCN “Smoothie” Series, Size and type to fit door, aluminum lacquer finish.

g.	Threshold, Sill Seal, Door Seals, Reese Metal Weather Strip Company.
6.	Painting; all interior partitions, door frames and trim shall be painted a primer and 2 finish coats, colors, not to exceed a total of one (1) color per office, and no more than two (2) colors in the open office area, with no more than six (6) colors in the entire premises. Colors to be approved by Tenant.

7.	Electrical; A new 3,200 amp 277/480V, 3Phase service shall be provided to the Tenant space and shall be separately metered to the Tenant.
a.	General illumination will be provided through the use of 2 x 2 Lightolier, Minibeam Direct/Indirect, two tube fluorescent fixtures or equal, so as to provide an average lighting level of approximately 50 foot candles measured at desk height, or lighting level to be equal or better to current levels achieved at the Aspect Medical Systems Newton facility.

b.	Production areas shall be illuminated by 2 x 4 recessed Prismatic Lens Columbia 4PS-24-332-G-FS-A12-EB8, or equal, so as to provide an average lighting level of approximately 100 foot candles in Manufacturing area and 100 foot candles in Production area, measured at desk height.

c.	Metal Halide fixtures or fluorescent fixtures shall be installed in the Warehouse area so as to provide an average lighting level of 40 foot candles measured 28 inches off finished floor in each aisle, or lighting level to be equal or better to current levels achieved at Aspect Medical Systems Newton facility.

d.	120 V. duplex receptacles in the office area shall be provided in partitions at the rate 1 per each 15 linear feet of wall space in private offices and at the rate of one outlet per 150 sf in open areas.

e.	Emergency lighting shall be provided in accordance with state and local codes.

f.	A fire alarm system shall be provided per state and local code requirements, and tied into Tenant equipment as necessary.

g.	An Allowance of $25,000 has been carried for circuiting and final connections to Tenant equipment.

h.	Landlord shall run a main tel-data communications cable from the existing building communications entrance to the tenant space. Landlord shall provide Aspect Medical, Systems specification of communications cable being run to Tenant space.

i.	Illuminated exit signs shall be Isolite, EDGL Series Ceiling mount, or equal.

j.	A central energy management and lighting control system shall be provided with Tenant control capability.

k.	A gas powered emergency generator shall be provided, sized to handle the building ‘Life Safety” systems. Further emergency power shall be Tenant responsibility.

l.	Landlord shall provide proper electrical service in Tel/data room per Tenant’s electrical requirements, including dedicated server outlets, Hubble connections, UPS panel connections and Aspect Medical Systems generator panel connections.

m.	Dedicated circuits and outlets shall be provided for normal office and manufacturing equipment similar in scope to those in the Aspect Medical Systems Newton facility.
8.	HVAC
A.	Office and Warehouse areas shall be heated and cooled in accordance with the following design criteria, with approximately one ton of AC capacity for each 300 square feet of floor area. Landlord shall provide detailed HVAC design documents, specifying VAV distribution system or other controls to ensure proper zoning and overall temperature control.
1.	Design conditions:
a.	Cooling – inside temperature of 72°F., dry bulb and 50% relative humidity coincident with outside dry bulb of 86oF. And wet bulb of 74°.

b.	Heating – inside temperature 72°F. At outside temperature of 0°F.

2.	General
a.	The facility will be designed in accordance with applicable National, State and local codes. These codes include, but are not limited to, Massachusetts Building Code, NFPA Standards and ASHRAE Guides.

b.	The spaces within the building will be mechanically heated, cooled and ventilated, where required, in accordance with the above codes and good practice.

c.	In general, conditioned air and heating by VAV rooftop DX evaporative condensing air handling units. The units will be located on the roof directly over duct shafts. Heating will be by gas fired hot water located in the Mechanical Room.
3.	Air Handling Units
a.	The building will be provided with multiple VAV rooftop DX evaporative condensing air handling units.

b.	Each unit will include return fan, pre-filters, supply fan, cooling coil, gas fired heating section, down discharge section an evaporative condenser section. Units will be double wall construction with no exposed insulating materials.

c.	Each unit’s supply and return fan shall be capable of delivering variable air volume by means of variable frequency drives.

d.	The units will be located on the roof directly over duct shafts. Each unit shall have 12” high roof curbs.

e.	All air handling units will have outside air economizer capability.

f.	Air serving the following areas will be exhausted to the outdoors via separate exhaust fans: Toilet Rooms, Mechanical Room, Electric Rooms and Janitors closets.
4.	Rooftop units shall be new combination gas heat/electric cool manufactured by Carrier, Climatrol, Bryant, York or equal.
a.	Units to be mounted on 8” curb. Compressors to have 5 year warrantee. Internal wiring to be completed at factory, refrigerant piping, including evacuation, changing and testing to be completed at factory.
5.	Supply and Return Air Distribution System
a.	All supply air will be distributed through medium pressure to fan powered air terminal devices and ductwork air diffusers. Ductwork will be distributed to serve all occupied spaces. Supply air ductwork will be thermally insulated. Ductwork will be acoustically lined downstream of all terminal units and within 20 feet upstream and downstream of all fans, including plenums.

b.	Each floor shall be provided with a supply air ring duct. Return air will be via return air plenum.

c.	All areas shall be provided with constant volume, pressure independent fan powered terminal boxes with hot water heating coils.
6.	Hot Water System
a.	To handle the heating load, gas fired hot water boilers sized at 67% of total load each, will be provided. Hot water will be piped to reheat coils in fan powered terminals.

b.	The system will include the boilers, two circulation pumps, distribution piping, reheat coils, valves and accessories, expansion tank, controls and flue stacks.

c.	Combustion air ventilation will be provided for the boiler room via wall louvers.

d.	The boilers will be located in the Mechanical Room.
7.	Automatic Temperature Controls
a.	Building will be provided with a new computer based automatic temperature control system (DDC) that will control multiple functions/systems to maintain proper environmental conditioners at all times.

b.	The rooftop air handling units will be provided with controls to discharge air temperature, modulate supply, return and outside air volume, control and optimization of energy management as appropriate.

c.	Zones will be controlled to specified temperature through local zone sensors.

d.	Exhaust fans will be interlocked to run with associated supply air handling unit.
8.	Sound & Vibration Control
a.	All mechanical equipment, ductwork and piping shall be seismically restrained per code.

b.	Pumps will be mounted on inertial blocks and spring isolators.

c.	Air distribution systems will be provided with central acoustical silencers on all supply main ducts and return section of roof curbs.

d.	Other equipment will be treated as required to maintain required level of noise and vibration.

9.	Landlord to provide baseboard or other location specific heat at window curtain walls and/or windows as necessary to maintain design conditions.

10.	Landlord shall provide a dedicated split system for Tel/data room.
B.	Rooftop equipment shall be located, to the extent possible, at least 50’ from the edge of all roofs so as to minimize visual impact from surrounding ground level areas, or shall provide screening of units if necessary. Landlord shall complete sight line study of the impact of new roof top units being installed
9.	Plumbing;
a.	All plumbing shall be provided for one (1) cafeteria, office coffee stations with sink, shower rooms, ands restrooms as shown on the Proposed Floor Plans, Dwg. DS 6.02 and DS 6.03, prepared by R&K Architectural Associates, Inc., dated 11/17/2005.

b.	Sanitary flow from the area shall be collected and disposed of by means of the existing gravity sanitary sewer system.

c.	Individual glass lined, electric hot water heaters shall be provided at each restroom core, and carry a guarantee of five (5) years.

d.	Plumbing fixtures shall be white, all enamel and acid resisting. American Standard, Kohler, or approved equal. All exposed supply piping to fixtures shall be chromium plated and fitted with escutcheons. No rough fittings or piping shall be left exposed.

e.	Landlord shall install hose connections at patios at a minimum for exterior water service.

f.	Landlord shall provide at least three (3) janitors closets with mop basins and/or slop sinks.
10.	Fire Protection;
a.	Office and Lab areas based on Light Hazard occupancy.

b.	Manufacturing areas based on Ordinary Hazard Group II.

c.	Warehouse area fire protection system shall be ESFR, based on standard rack storage, consisting on boxed and palletized electrical equipment.

d.	Heads shall be brass upright in areas where there is no ceiling, and fully recessed in areas when there is an acoustical ceiling.
11.	Millwork;
a.	Coffee stations shall receive an 8’ length of base counter with sink and coffee connection and wall cabinet above.

b.	Closets shall receive a continuous shelf and clothes pole.

c.	Window sills; Birch wood with 3 coats of polyurethane to match the doors.

d.	Landlord has included a $55,000 Allowance for millwork to cover all Tenant specific millwork requirements beyond base building millwork needs. Base building millwork includes; window sills, restroom vanities, coffee stations, closet shelves/poles, door and window casings, stairs and railings, etc. Items for which the millwork allowance may be used include; cafeteria cabinetry, lab and production counters/work stations, reception station, any other Tenant specific requirements.
12.	Specialties;
a.	Fire extinguisher cabinets; Larsens Architectural Series, 2409-R2, “Vertical Duo” Door, or equal, including fire extinguishers as required by code for Temporary Certificate of Occupancy or Certificate of Occupancy.

b.	Exterior window blinds; Louverdrape, Vertical, 3” solid white vinyl vanes, auto-rotate spec, or equal.

c.	Interior signage beyond code requirements will be supplied and installed by Landlord at Tenant’s expense.

d.	Landlord shall provide a “card key” access control system for all primary exterior access doors. Landlord agrees to consult with Tenant in the selection of it’s system for compatibility with any interior Tenant security.

e.	A sound attenuated enclosure shall be provided for the proposed compressed air compressors as shown on the Proposed Floor Plans, Dwg. DS 6.02 and DS 6.03, prepared by R&K Architectural Associates, Inc., dated 11/17/2005, and shall include all necessary roof penetrations and ventilation.
13.	Elevator;
a.	One (1) 2,500 lb. Capacity private passenger elevator system Otis model LHM2500 L or equal, to meet all applicable code requirements including ADA/AAB – Wye Delta start.
B.	WAREHOUSE, SHIPPING and RECEIVING AREAS
1.	Landlord agrees to install;
a.	Four (4) vertical lift automatic overhead doors shall be 8’ x 9’ sectional insulated steel doors with steel channel frames, by Weather-Shield or equal.

b.	Four (4) manually operated 25,000 lb. capacity, 7’x 6’ dock levelers by Rite Hite or equal shall be provided at each 48” dock location.

c.	One dock foam seal and one pair of building mounted rubber dock bumpers shall be provided at each dock location.
2.	New dock lights with flexible arms shall be installed at each dock existing location.

3.	Warehouse areas; shall be heated, cooled and ventilated. Air conditioning shall be provided at the rate of approximately 1 ton per 300 square feet of floor area.

4.	Electric outlets shall be provided for four (4) battery charging stations similar to those in the existing Aspect facility. Location to be determined by the Tenant.

5.	All exposed concrete floors shall be leveled, and painted with a light gray two part epoxy paint.

6.	Landlord shall provide test core load capacity results of warehouse floor slab.

7.	Landlord to provide electrical power and water as required and at location to be identified in the warehouse area for the Tenant’s forklift charging station as specified by Aspect Medical Systems.

8.	Warehouse to be painted, including deck, bar joists, columns and walls.
C.	CAFETERIA
1.	Cafeteria finishes shall be generally similar in type and quality to those in the Aspect Medical Systems Newton facility, with final design to be submitted for Aspect approval. See Section V Allowances for information regarding cafeteria Millwork.

2.	Kitchen area finishes include quarry tile flooring, washable vinyl faced ceiling tile system and walls shall be FRP board.

3.	Landlord shall provide a makeup air system to accommodate kitchen exhaust requirements.

4.	Landlord shall provide a grease interceptor per local and state code requirements.

5.	Cafeteria and kitchen fixtures, furnishings, appliances and serving equipment shall be by Aspect, with utility connections by Landlord.
IV. GUARANTEES
1.	The Contractor guarantees against all defects in workmanship and materials for a period of one (1) year.

2.	The Contractor further agrees to assign to Aspect all standard manufacturers warrantees on materials, equipment and mechanical systems.

3.	Copies of the current roof warrantees will be provided to Aspect under separate cover. The upper section of the roof is currently being re-roofed with a single ply adhered membrane roof system and the West wing of the building shall be reroofed in a similar manner. Copies of this warrantee will be provided when received from the manufacturer. Warranties to be reviewed by Aspect Medical Systems as well as identifying potential extensions of existing warranties.

4.	Copies of an Environmental Assessment of the subject site prepared by GZA GeoEnvironmental, Inc., have been provided to Aspect under separate cover.

5.	The Landlord will guarantee all paved areas for a period of one year from the date of Aspect’s Occupancy of the leased premises. Repairs after the Warrantee period are part of routine maintenance and shall be handled as part of CAM charges under the terms of the lease.

V. ALLOWANCES
The following allowances are included in Landlord’s Work. All costs in excess of these allowances shall be completed at Tenant’s expense.

1.	Carpet allowance $28.00/ sq. yd. installed cost.
2.	Tenant Specific Millwork materials and installation;	$25,000.
3.	Compressed Air system;	$50,000.
4.	Lockers (200 – full height);	$25,000.
5.	Final electrical connections to Tenant equipment;	$25,000.
VI. EXCLUSIONS

1.	Tenant telephone, intercom and data system wiring;
2.	Process systems and material handling racks and equipment;
3.	In-rack or special sprinkler system requirements;
4.	Furniture and demountable partitions;
5.	Cafeteria furnishings, appliances/kitchen and serving equipment;
6.	Security system within the Tenant space;
7.	Permanent Dumpster/Trash control equipment;
8.	Dedicated outlets and lines, except as otherwise listed herein;
9.	Task lighting;
10.	Corporate Identification signs;

EXHIBIT “A”
Exterior Walkway Lighting Fixtures

[GRAPHIC]

EXHIBIT H
Form of Security Deposit Letter of Credit
(Follows this page)
IRREVOCABLE STANDBY LETTER OF CREDIT

LETTER OF CREDIT NO.:	[INSERT NUMBER]

DATE OF ISSUE:	[INSERT DATE]

APPLICANT:	[INSERT APPLICANT NAME AND ADDRESS]

BENEFICIARY:	CFRI/CQ NORWOOD UPLAND, L.L.C.
C/O CAMPANELLI COMPANIES
ONE CAMPANELLI DRIVE
BRAINTREE, MA 02185

AMOUNT:	[INSERT AMOUNT]

EXPIRATION DATE	[INSERT DATE]

PLACE FOR PRESENTATION OF DOCUMENTS:	[INSERT LOCAL ADDRESS]
WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT IN FAVOR OF THE BENEFICIARY FOR THE ACCOUNT OF THE APPLICANT AVAILABLE BY YOUR DRAFTS DRAWN ON US AT SIGHT IN THE FORM OF ANNEX I AND ACCOMPANIED BY THE FOLLOWING DOCUMENTS:
1.	THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT AND ALL AMENDMENT(S), IF ANY.

2.	THE WRITTEN STATEMENT PURPORTEDLY SIGNED BY THE BENEFICIARY STATING THAT:
“BENEFICIARY IS ENTITLED TO DRAW UNDER THIS LETTER OF CREDIT PURSUANT TO THE TERMS OF THAT CERTAIN LEASE BETWEEN CFRI/CQ NORWOOD UPLAND, L.L.C.AND ASPECT MEDICAL SYSTEMS, INC. DATED ___WITH RESPECT TO PROPERTY LOCATED AT 100 UPLAND ROAD, NORWOOD, MA.
PARTIAL DRAWINGS MAY BE MADE UNDER THIS LETTER OF CREDIT.

Exhibit H - Page 1

IT IS A CONDITION OF THIS STANDBY LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR ONE YEAR PERIODS FROM THE PRESENT EXPIRATION DATE HEREOF, UNLESS, AT LEAST 30 DAYS PRIOR TO ANY SUCH EXPIRATION DATE, WE SHALL NOTIFY YOU IN WRITING BY CERTIFIED MAIL AT THE ABOVE LISTED ADDRESS THAT WE ELECT NOT TO CONSIDER THIS IRREVOCABLE LETTER OF CREDIT RENEWED FOR ANY SUCH ADDITIONAL PERIOD. UPON RECEIPT BY YOU OF SUCH NOTICE, YOU MAY DRAW HEREUNDER BY MEANS OF YOUR DRAFT(S) ON US AT SIGHT, SIGNED BY THE BENEFICIARY, ACCOMPANIED BY A STATEMENT, SIGNED BY THE BENEFICIARY, STATING THAT:
AS OF THE DATE OF THIS DRAWING, THE BENEFICIARY HAS NOT RECEIVED A SUBSTITUTE LETTER OF CREDIT OR OTHER INSTRUMENT ACCEPTABLE TO THE BENEFICIARY AS SUBSTITUTE FOR BANK LETTER OF CREDIT NO. [INSERT L/C NO.]
NOTWITHSTANDING THE ABOVE, THE FINAL EXPIRATION DATE SHALL BE NO EARLIER THAN ___, 20___ [SIXTY DAYS AFTER EXPIRATION DATE OF TERM OF LEASE].
THIS LETTER OF CREDIT IS TRANSFERABLE. YOU MAY TRANSFER THIS LETTER OF CREDIT TO YOUR TRANSFEREE OR SUCCESSOR AT NO COST TO YOU OR YOUR TRANSFEREE BY YOUR DELIVERY TO US OF THE ATTACHED ANNEX II DULY COMPLETED AND EXECUTED BY THE BENEFICIARY AND ACCOMPANIED BY THE ORIGINAL LETTER OF CREDIT AND ALL AMENDMENTS, IF ANY. APPLICANT SHALL BE RESPONSIBLE FOR THE PAYMENT OF ANY TRANSFER FEE AND ANY OTHER REQUIREMENTS RELATIVE TO THE UCP 500 (AS HEREINAFTER DEFINED) AND U.S. GOVERNMENT REGULATIONS.
IN THE EVENT THIS LETTER OF CREDIT IS TRANSFERRED, THE TRANSFEREE SHALL BE THE BENEFICIARY HEREOF AND DRAFTS AND DOCUMENTS PURSUANT HERETO MUST BE EXECUTED BY A REPRESENTATIVE OF THE TRANSFEREE.
ALL DRAFTS, ACCOMPANYING DOCUMENTS AND OTHER COMMUNICATIONS REQUIRED OR PERMITTED UNDER THIS LETTER OF CREDIT MUST BE MARKED: “DRAWN UNDER BANK LETTER OF CREDIT NO. [INSERT L/C NO.]”
ALL DRAFTS AND ACCOMPANYING DOCUMENTS MAY BE REPRESENTED AT, AND ALL COMMUNICATIONS WITH RESPECT TO THIS LETTER OF CREDIT SHALL BE IN WRITING AND DELIVERED TO, OUR OFFICES AT [INSERT ADDRESS OF A BANK LOCATION ACCEPTABLE TO BENEFICIARY].
THIS LETTER OF CREDIT SETS FORTH IN FULL THE TERMS OF OUR UNDERTAKING, AND SUCH UNDERTAKING SHALL NOT BE IN ANY WAY MODIFIED, AMENDED OR AMPLIFIED BY REFERENCE TO ANY DOCUMENT, INSTRUMENT OR AGREEMENT REFERRED TO HEREIN OR IN WHICH THIS LETTER OF CREDIT IS REFERRED TO OR TO WHICH THIS LETTER OF CREDIT RELATES,

Exhibit H - Page 2

AND ANY SUCH REFERENCE SHALL NOT BE DEEMED TO INCORPORATE HEREIN BY REFERENCE ANY DOCUMENT, INSTRUMENT OR AGREEMENT. BANK SHALL HAVE NO OBLIGATION TO INVESTIGATE THE FACTUAL REPRESENTATIONS CONTAINED IN A DRAW REQUEST.
WE HEREBY ENGAGE WITH YOU THAT ALL DRAFTS DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT AT THE OFFICES SPECIFIED ABOVE ON OR BEFORE THE EXPIRATION DATE OF THIS LETTER OF CREDIT.
EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED, THIS CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 500 (THE “UCP 500”).
[SIGNATURE]

Exhibit H - Page 3

ANNEX I

DATE:	REF. NO.

AT SIGHT OF THIS DRAFT
PAY TO THE ORDER OF  US$

US DOLLARS

DRAWN UNDER	BANK, STANDBY LETTER OF CREDIT

NUMBER NO.	DATED

TO:

(BENEFICIARY’S NAME)

AUTHORIZED SIGNATURE

Annex I - Page 1

ANNEX II

DATE:

TO:	RE:	STANDBY LETTER OF CREDIT NO. ISSUED BY L/C AMOUNT:

LADIES AND GENTLEMEN:
FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:
(NAME OF TRANSFEREE)
(ADDRESS)
ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.
BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE ALL AMENDMENTS ARE TO BE ADVISED DIRECT TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.
THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER (IN THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SINCERELY,

(BENEFICIARY’S NAME)

SIGNATURE OF BENEFICIARY

SIGNATURE AUTHENTICATED

Annex II - Page 1

(NAME OF BANK)

AUTHORIZED SIGNATURE

Annex II - Page 2

Schedule I
Schedule of Annual Fixed Rent

Schedule I - Page 1

EXHIBIT I
EXPENSE EXCLUSIONS
The following shall be excluded from Additional Rent payable under this Lease:
1)	leasing commissions, fees and costs, advertising and promotional expenses and other costs incurred in procuring tenants or in selling the Building or the Lot;

2)	legal fees or other expenses incurred in connection with enforcing leases with tenants in the Building;

3)	costs of renovating or otherwise improving or decorating space for any tenant or other occupant of the Building or the Lot, or relocating any tenant;

4)	financing costs including interest and principal amortization of debts and the costs of providing the same;

5)	depreciation or amortization;

6)	rental on ground leases, if any;

7)	wages, bonuses and other compensation of employees above the grade of Building Manager;

8)	any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of Hazardous Materials (as defined in Section 5.2.2 above) and the cost of defending against claims in regard to the existence or release of Hazardous Materials at the Building or the Lot (except with respect to those costs for which Tenant is otherwise responsible pursuant to the express terms of this Lease);

9)	costs of any items for which Landlord is actually paid or reimbursed by insurance;

10)	increased insurance or Real Estate Taxes assessed specifically to any tenant of the Building or the Lot for which Landlord is entitled to reimbursement from any other tenant;

11)	charges for electricity, water, or other utilities, services or goods and applicable taxes for which any other tenant, occupant, person or other party is obligated to reimburse Landlord or to pay to third parties;

12)	cost of any janitorial or other services provided to other tenants and not to Tenant;

13)	the cost of installing, operating and maintaining any specialty service, such as a cafeteria, observatory, broadcasting facilities, child or daycare (unless provided to Tenant at Tenant’s request, whether exclusively or in common with others, as to which Tenant shall pay Tenant’s Share);

Schedule I - Page 2

14)	cost of any work or services performed for any facility other than the Building or Lot;

15)	any cost representing an amount paid to a person firm, corporation or other entity related to Landlord that is in excess of a commercially reasonable amount paid on a market-rate basis;

16)	cost of initial cleaning and rubbish removal from the Building or the Lot to be performed before final completion of the Landlord’s Work;

17)	cost of initial landscaping of the Building or the Lot;

18)	cost of any item that, under generally accepted accounting principles, is properly classified as a capital expense, except to the extent that such capital expense (i) is for the primary purpose of reducing expenses payable under this Lease, but only to the extent of the reasonably anticipated reduction in expenses, or (ii) is required by governmental authority to comply with changes in applicable law taking effect after the execution of this Lease. The annual chargeoff for expenditures described in clauses (i) and (ii) shall be determined by dividing the original capital expense plus an interest factor, reasonably determined by Landlord, as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Building is located, by the number of years of useful life of the capital expenditure; and the useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of making such expenditure.

19)	late fees or charges incurred by Landlord due to late payment of expenses, except to the extent attributable to Tenant’s actions or inactions;

20)	charitable or political contributions;

21)	rent for an on or off-site management office for the Building;

22)	shuttle bus or similar service (provided that Tenant shall be solely responsible for the cost of Tenant’s direct arrangements therefor); and

23)	Landlord’s general overhead and any other expenses not directly attributable to the operation and management of the Building and the Lot (e.g. the activities of Landlord’s officers and executives or professional development expenditures), except to the extent included in the management fee permitted hereby.

Schedule I - Page 3

EXHIBIT J
FORM OF GUARANTY
GUARANTEE OF LEASE
     GUARANTEE OF LEASE made as of the ___day of ___, 20___by ___, a ___having an address of ___(“Guarantor”) to CFRI/CQ Norwood Upland, L.L.C., a Delaware limited liability company, having an address c/o the Campanelli Companies, One Campanelli Drive, Braintree, Massachusetts 02185 (“Landlord”).
     Reference is made to the following facts:
     A. Landlord has requested Guarantor to guarantee a lease (the “Lease”) dated as of February ___, 2006 with Aspect Medical Systems, Inc., a Delaware corporation, as tenant (“Tenant”), with respect to certain space in Building 100, One Upland Road, Norwood, Massachusetts. Defined terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Lease.
     B. Tenant is an affiliate of Guarantor.
     C. Guarantor is willing to guarantee performance by Tenant of the covenants contained in the Lease on the part of Tenant to be performed, to induce Landlord to enter into the Lease with Tenant.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Guarantor hereby agrees with and guarantees to Landlord as follows:
     1. Guarantor unconditionally, absolutely and irrevocably guarantees to Landlord the prompt payment when due of the rent, additional rent and other charges payable under the Lease, the full and faithful performance, and observance of any and all covenants, conditions, obligations and agreements contained in the Lease (collectively, the “Covenants”) on the part of Tenant to be performed and observed, and the payment of all costs, expenses and damages which may arise as a result of any Tenant default under the Lease, or any default under this Guaranty; and Guarantor unconditionally covenants and agrees with Landlord that, if default or breach shall at any time be made by Tenant in the Covenants to pay rent, additional rent, or to perform any of the other Covenants contained in the Lease, and notice of such default or breach shall have been given by Landlord to Tenant to the extent required under the Lease, and neither Tenant nor Guarantor shall have cured such default or breach within the applicable grace period, if any, provided for in the Lease, Guarantor shall perform the Covenants, pay the rent, additional rent or other charges or arrears thereto that may remain due thereon to Landlord, and pay any and all damages stipulated in the Lease with respect to the non-performance of the Covenants.

Schedule I - Page 4

     2. Guarantor expressly agrees that the liability of Guarantor hereunder shall not be impaired, abated, deferred, diminished, modified, released, terminated or discharged, in whole or in part, or otherwise affected by any of the following:
          (a) any amendment or modification of the provisions of the Lease;
          (b) any extensions of time for performance, whether in whole or in part, of the Covenants under the Lease on the part of Tenant to be performed given prior to or after default thereunder;
          (c) any exchange, surrender or release, in whole or in part of any security which may be held by Landlord at any time for or under the Lease;
          (d) any other guarantee now or hereafter executed by Guarantor or anyone else except as may be otherwise provided in the Lease;
          (e) any waiver of or assertion or enforcement or failure or refusal to assert or enforce, in whole or in part, any Covenants, claims, causes of action, rights or remedies which Landlord may, at any time, have under the Lease or with respect to any guarantee or any security which may be held by Landlord at any time under the Lease or with respect to Tenant;
          (f) the release of any other guarantor from liability for the performance or observance of any other covenants under the Lease on the part of Tenant to be performed, whether by operation of law or otherwise;
          (g) Landlord’s consent to any assignment or subletting of the Lease by Tenant, or any subletting of the Premises demised under the Lease by Tenant;
          (h) the failure to give Guarantor any notices whatsoever;
          (i) any rights, powers or privileges Landlord may now or hereafter have against any person, entity or collateral;
          (j) any assignment, conveyance, mortgage, merger or other transfer, voluntary or involuntary (whether by operation of law or otherwise), of all or any part of Tenant’s interest in the Lease or the occurrence of any such assignment, conveyance, mortgage, merger or other voluntary or involuntary transfer which results in Guarantor becoming Tenant under the Lease;
          (k) any assignment, conveyance, mortgage, merger or other transfer, voluntary or involuntary (whether by operation of law or otherwise), of all or part of the interest or rights of Landlord under the Lease; or
          (l) any failure to enforce any of the terms, covenants or conditions of the Lease or this Guaranty.

Schedule I - Page 5

          In the event that any agreement or stipulation between Landlord and Tenant shall extend the time of performance or modify or waive any of the covenants of the Lease on the part of Tenant to be performed, Guarantor shall continue to be liable upon its guarantee according to the tenor of any such agreement or stipulation.
     3. To hold Guarantor liable under this Guarantee no demand shall be required. Landlord shall have the right to enforce this Guarantee without pursuing any rights or remedies of Landlord against Tenant or any other party, or any security Landlord may hold; it being intended that if (i) there shall occur any breach, insolvency or bankruptcy default or any other default by Tenant in the performance or observance of any Covenant in the Lease, (ii) notice of any such default or breach shall have been given by Landlord to Tenant, and (iii) Tenant and Guarantor shall have failed to cure such default or breach within the applicable grace period, if any, then Guarantor shall be obligated to perform its obligations hereunder. Landlord may, at its option but after the expiration of any applicable grace periods under the Lease, proceed against Guarantor, or any one or more guarantors if there be more than one, without having commenced any action, or having obtained any judgment against Tenant or against Guarantor or against any other guarantor if there be more than one; and Guarantor’s and each other guarantor’s liability with regard to the Lease shall be as a primary party, with the same force and effect as if Guarantor and each other guarantor had originally signed the Lease as a tenant.
     4. Guarantor hereby expressly waives and releases (i) notice of the acceptance of this Guarantee (any requirement for acceptance of this Guaranty by Landlord is hereby waived) and notice of any change in Tenant’s financial condition; (ii) the right to interpose all substantive and procedural defenses of the law of guarantee, indemnification and suretyship, except the defenses of prior payment or prior performance by Tenant or Guarantor (of the obligations which Guarantor is called upon to pay or perform under this Guarantee); (iii) all rights and remedies accorded by applicable law to guarantors, or sureties, including without limitation, any extension of time conferred by any law now or hereafter in effect; (iv) the right to interpose any defense (except as allowed under (ii) above), set off or counterclaim (unless the failure to interpose such counterclaim would constitute a bar to a separate proceeding and a waiver of such claim) of any nature or description in any action or proceeding (provided nothing stated herein shall prevent Guarantor from bringing a separate proceeding of any nature or description), except to the extent Tenant may interpose the same under the Lease, and (v) any right or claim or right to cause a marshalling of Tenant’s assets or to cause Landlord to proceed against Tenant, and/or any collateral held by Landlord at any time or in any particular order.
     5. Without limiting Guarantor’s obligations elsewhere under this Guarantee, Guarantor agrees that if Tenant, or Tenant’s trustee, receiver or other officer with similar powers with respect to Tenant, rejects, disaffirms or otherwise terminates the Lease pursuant to any bankruptcy, insolvency, reorganization, moratorium or any other law affecting creditors’ rights generally, Guarantor shall automatically be deemed to have assumed, from and after the date such rejection, disaffirmance or other termination of the Lease is deemed effective, all obligations and liabilities of Tenant under the Lease to the same extent as if Guarantor had been originally named instead of Tenant as a party to the

Schedule I - Page 6

Lease and the Lease had never been so rejected, disaffirmed or otherwise terminated. Guarantor, upon such assumption, shall be obligated to perform and observe all of the terms, conditions and covenants of the Lease to be observed and performed by Tenant thereunder whether theretofore accrued or thereafter accruing, and Guarantor shall be subject to any rights to remedies of Landlord which may have theretofore accrued or which may thereafter accrue against Tenant on account of any default under the Lease, notwithstanding that such defaults existed prior to the date Guarantor was deemed to have automatically assumed the Lease or that such rights or remedies are unenforceable against Tenant by reason of such rejection, disaffirmance or other termination. Guarantor shall confirm such assumption in writing at the request of Landlord upon or after such rejection, disaffirmance or other termination, but the failure to do so shall not affect such assumption. Guarantor, upon the assumption of the Lease, shall have all the rights of Tenant under the Lease (to the extent permitted by law). Neither Guarantor’s obligation to make payment in accordance with the terms of this Guarantee nor any remedy for the enforcement thereof shall be impaired, modified, changed, stayed, released or limited in any manner whatsoever by any impairment, modification, change, release, limitation or stay of the liability of Tenant or its estate in bankruptcy or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the Bankruptcy Code of the United States or other statute or from the decision of any court interpreting any of the same, and Guarantor shall be obligated under this Guarantee as if no such impairment, stay, modification, change, release or limitation had occurred. The liability of Guarantor hereunder shall in no way be affected by any disability of Tenant or the cessation from any cause whatsoever of the liability of Tenant. Without limiting the generality of the foregoing, Guarantor hereby waives all suretyship defenses or defenses in the nature thereof.
     6. This Guarantee and all rights, obligations and liabilities arising hereunder shall be construed according to the laws of the Commonwealth of Massachusetts. Guarantor hereunder agrees that any legal action, suit, or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Guarantee or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding shall be brought in the United States Courts for the District of Massachusetts, or in the courts of the Commonwealth of Massachusetts, as Landlord may elect, and, by execution and delivery of this Guarantee, Guarantor hereby irrevocably accepts and submits to the venue and non-exclusive jurisdiction of each of the aforesaid courts in persona, generally and unconditionally with respect to any such action, suit, or proceeding for itself and in respect of its property. Guarantor further agrees that final judgment against it in any action, suit, or proceeding referred to herein shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its indebtedness.
     7. Until all the Covenants in the Lease on Tenant’s part to be performed and observed are fully performed and observed, Guarantor: (a) shall have no right of subrogation against Tenant by reason of any payments or acts of performance by Guarantor, in compliance with the obligations of Guarantor hereunder; and

Schedule I - Page 7

(b) subordinates any liability or indebtedness of Tenant now or hereafter held by Guarantor to the obligations of Tenant to Landlord under the Lease.
     8. Guarantor represents and warrants to Landlord that as of the date hereof:
          (a) Guarantor has full power, authority and legal standing to enter into this Guarantee, and abide by the terms hereof, including, without limitation, the payment of all moneys required herein.
          (b) The execution, delivery and performance by Guarantor of this Guarantee has been duly authorized by all necessary corporate action.
(c)	This Guarantee constitutes the legal, valid and binding obligation of Guarantor, enforceable in the courts of the Commonwealth of Massachusetts accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, and other laws affecting creditors’ rights generally, to moratorium laws from time to time in effect and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law.)

(d)	Guarantor is an affiliate of Tenant, and has received full, fair and adequate consideration for the within Guaranty.
     9. If Landlord shall be obligated by reason of any bankruptcy, insolvency or other legal proceeding to pay or repay to Tenant or to any trustee, receiver or other representative of the Tenant, any amounts previously paid by Tenant pursuant to the Lease, Guarantor shall reimburse Landlord for any such payment or repayment and this Guarantee shall extend to the extent of such payment or repayment made by Landlord.
     10. Guarantor shall, at any time and from time to time, within ten (10) days following the request by Landlord, execute, acknowledge and deliver to Landlord a statement certifying that this Guarantee is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating such modifications) and that to the best of Guarantor’s knowledge, Guarantor is not in default hereunder (or if there is such a default, describing such default in reasonable detail).
     11. All remedies afforded to Landlord by reason of this Guarantee or the Lease, or otherwise available at law or in equity, are separate and cumulative remedies and it is agreed that no one remedy, whether or not exercised by Landlord, shall be deemed to be in exclusion of any other remedy available to Landlord and shall not limit or prejudice any other legal or equitable remedy which Landlord may have.
     12. Guarantor waives trial by jury of any and all issues arising in any action, suit or proceeding to which Landlord and Guarantor may be parties upon, under or connected with this Guarantee or any of its provisions, directly or indirectly. If there is more than one guarantor of the Lease, Guarantor and such other guarantor(s) shall be jointly and severally liable.

Schedule I - Page 8

     13. If any term, covenant, condition or provision of this Guarantee or the application thereof to any circumstance or to Guarantor shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Guarantee or the application thereof to any circumstances or to Guarantor, other than those as to which any term, covenant, condition or provision is held invalid or unenforceable, shall not be affected thereby and each remaining term, covenant, condition and provision of this Guarantee shall be valid and shall be enforceable to the fullest extent permitted by law.
     14. This Guarantee may be modified only by an instrument in writing signed by duly authorized representatives of Landlord and Guarantor.
     15. Whenever, by the terms of this Guarantee, notice shall or may be given either to Landlord or to Guarantor, such notice shall be in writing and shall be sent by registered or certified mail, postage prepaid or by so-called “express” mail (such as Federal Express or U.S. Postal Service Express Mail):
If intended for Landlord, addressed to Landlord at the address first set forth above, with a copy to Common Fund Realty, Inc., 15 Old Danbury Road, P.O. Box 812, Wilton, CT 06897, or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice.
If intended for Guarantor, addressed to Guarantor at the address set forth above, or to such other address or addresses as may from time to time hereafter be designated by Guarantor by like notice.
All such notices shall be effective when deposited in the United States mail within the Continental United States or when received by the “express” mail carrier, as the case may be.
     16. This Guarantee shall be binding upon Guarantor and its representatives, successors and assigns, and shall inure to the benefit of and may be enforced by the successors, assigns and grantors of Landlord or by any person to whom Landlord’s interest in the Lease or any part thereof, including the rents, may be assigned whether by way of mortgage or otherwise. Wherever in this Guarantee reference is made to either Landlord or Tenant, the same shall be deemed to refer also to the then successor or assign of Landlord and the then permitted successor or assignee of Tenant.
     IN WITNESS WHEREOF, Guarantor has executed this Guarantee under seal as of the day and year first above written.

By:

Schedule I - Page 9

Print name:
Its:
Hereunto duly authorized

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